Filed with the Securities and Exchange Commission on February 10, 1998.
                                       Securities Act Registration No. 333-40743
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                               Amendment No. 1 to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             -----------------------

                             PROTOSOURCE CORPORATION
                 (Name of small business issuer in its charter)

        California                         7373                   77-0190772
        ----------                         ----                   ----------
  (State or jurisdiction of    (Primary Standard Industrial     (IRS Employer
incorporation or organization)   Classification Code No.)    Identification No.)

                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (209) 490-8600
          (Address and telephone number of principal executive offices)

                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (209) 490-8600
               (Address of principal place of business or intended
                          principal place of business)

                   Raymond J. Meyers, Chief Executive Officer
                          2300 Tulare Street, Suite 210
                                Fresno, CA 93721
                                 (209) 490-8600
           (Name, address, and telephone number of agent for service)

                        Copies of all communications to:

         Gary A. Agron, Esq.                      Snow Becker Krauss P.C.
         5445 DTC Parkway, Suite 520              Charles Snow, Esq.
         Englewood, CO 80111                      605 Third Avenue
         (303) 770-7254                           New York, New York 10158
         (303) 770-7257 (Fax)                     (212) 687-3860
                                                  (212) 949-7052 (fax)

     Approximate date of proposed sale to public: As soon as practicable after the effective date of the Offering.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.


     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box:

                         CALCULATION OF REGISTRATION FEE
================================================================================


 Title of each class        Amount to       Proposed     Proposed     Amount of
    of securities         be registered   maximum price   maximum   registration
   to be registered                         per unit     aggregate      fee
                                                         offering
                                                           price
================================================================================
Units, consisting of       1,035,000
one share of Common         Units(1)        $6.00(2)     $6,210,000     $1882
Stock, no par value
and one Warrant

Common Stock, no           1,035,000        $6.00(3)     $6,210,000     $1882
par value, underlying       Shares
Warrants included in
the Units


Underwriter's                 90,000         $.0011                     $ -0-
Warrants                    Warrants


Units underlying              90,000        $7.20(5)       $648,000     $ 196
Underwriter's               Units(4)
Warrants consisting of
one share of Common
Stock and one
Warrant

Common Stock, no              90,000        $6.00(3)       $540,000     $ 164
par value, underlying       Shares
Warrants included in
Underwriter's
Warrants
Totals.......................................           $13,608,000     $4124

(1)  Includes the Underwriter's over allotment option of 135,000 Units.

(2) Based upon the closing bid price of the Registrant's Common Stock on the Electronic Bulletin Board (the "Bulletin Board") on November 18, 1997, which is the price for which the Units are to be offered.

(3) Represents the closing bid price of the Registrant's Common Stock on the Bulletin Board on November 18, 1997.

(4) Pursuant to Rule 416 of the Securities Act of 1933, as amended, the number of shares issuable upon exercise of the Underwriter's Warrants is subject to adjustment with anti-dilution provisions of such warrants.

(5)  Based upon 120% of the Unit public offering price.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

               (EXHIBIT INDEX LOCATED ON PAGE     OF THIS FILING)

Subject to Completion                                    Dated February 10, 1998


                             PROTOSOURCE CORPORATION

                                  900,000 Units


     ProtoSource Corporation (the "Company") is offering (the "Offering") through Andrew, Alexander, Wise & Company, Inc. as representative of the underwriters (the "Underwriter"), 900,000 Units of the Company's securities ("Units"). Each Unit consists of one share of no par value common stock ("Common Stock") and one redeemable common stock purchase warrant ("Warrant"), priced at $_____ per Unit representing the closing bid price of the Common Stock on the Electronic Bulletin Board ("Bulletin Board") on the date of this Prospectus. The Common Stock and Warrants are separately tradeable immediately upon issuance. Each Warrant is exercisable to purchase one share of Common Stock at an exercise price of $_____ per share (100% of the closing bid price of the Common Stock one day prior to the date hereof on the Bulletin Board) for a period of five years from the date hereof and may be redeemed by the Company after one year from the date hereof for $.10 per Warrant on 30 days' written notice to the Warrantholders if the closing bid price of the Common Stock on the NASDAQ SmallCap Market or the Bulletin Board (whichever is applicable) is at least $____ per share (150% of the closing bid price of the Common Stock on the Bulletin Board one day prior to the date hereof) for 20 consecutive trading days, ending not earlier than 15 days before the Warrants are called for redemption. See "Risk Factors" and "Underwriting."

     The Company's Common Stock currently trades on the Bulletin Board under the symbol "PSCO". On November 18, 1997, the closing bid price of the Common Stock on the Bulletin Board was $5.75 per share. The Company has applied to list the Common Stock and Warrants (but not the Units) on the NASDAQ SmallCap Market but cannot assure, that it meets the NASDAQ SmallCap Market requirements for listing.


                     ---------------------------------------

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
            BY THE SECURITIES AND EXCHANGE COMMISSION ("COMMISSION")
                     NOR HAS THE COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


           THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
            AND SHOULD BE CONSIDERED ONLY BY PERSONS ABLE TO SUSTAIN
              A TOTAL LOSS OF THEIR INVESTMENT. SEE "RISK FACTORS"
                    COMMENCING ON PAGE 9 OF THIS PROSPECTUS.


                      --------------------------------------

     The Units are offered by the Underwriter on a firm commitment basis, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain conditions, including the right of the Underwriter to reject orders in whole or in part. It is anticipated that delivery of certificates representing the securities will be made against payment therefor in New York, New York on or about three business days from the date of this Prospectus.

================================================================================
                 Price to Public  Underwriting Discounts    Proceeds to Company
                                  and Commissions(1)        (2)(3)
-------------------------------------------------------------------------------
Per Unit.............$__________  $_______________          $____________


-------------------------------------------------------------------------------
Total................$__________  $_______________          $____________

===============================================================================

(1) Excludes a nonaccountable expense allowance payable to the Underwriter of $________, a $60,000 one year consulting fee, and the issuance of warrants to the Underwriter (the "Underwriter's Warrants") to purchase up to 90,000 Units at a price of $______ per Unit, (165% of the Offering price of the Units). The Company has granted certain registration rights with respect to the Units underlying the Underwriters' Warrants and has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933 (the "1933 Act"). See "Underwriting."


(2) Before deducting costs of the Offering estimated to be $________, including the Underwriter's nonaccountable expense allowance. See "Underwriting."


(3) Does not include the exercise of the Underwriter's option (the "Overallotment Option"), exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 135,000 additional Units on the same terms as the Units offered hereby solely to cover overallotments, if any. If the Overallotment Option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $__________, $__________ and $________, respectively. See
     "Underwriting."


                     Andrew, Alexander, Wise & Company, Inc.
                                 17 State Street
                            New York, New York 10004
                                 (800) 303-5424


                The date of this Prospectus is __________, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement on Form SB-2 (the "Registration Statement") under the 1933 Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to such Registration Statement and the exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a full statement of the provisions thereof; each such statement contained herein is qualified in its entirety by such reference.


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at public reference facilities of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; 7 World Trade Center, New York, New York 10048; and 5757 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains such reports, proxy and information statements and other information regarding the Company at http://www.sec.gov.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK AND WARRANTS INCLUDING OVERALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company furnishes annual reports which include audited financial statements to its stockholders. The Company may also furnish quarterly financial statements to its stockholders and such other reports as may be authorized by its Board of Directors.

                               PROSPECTUS SUMMARY

     The following is a summary of certain information contained in this Prospectus and is qualified in its entirety by the detailed information and financial statements that appear elsewhere herein. Except for the historical information contained herein, the matters set forth in this Prospectus include forward-looking statements which are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties are detailed throughout the Prospectus and will be further discussed from time to time in the Company's periodic reports filed with the Commission. The forward-looking statements included in the Prospectus speak only as of the date hereof.

                                   The Company

     The Company provides Internet access and related services to individuals, public agencies and businesses in six small Central California cities. As of September 30, 1997, the Company had 2,700 subscribers for whom it provided Internet access up from 250 subscribers in July 1995. See "History." The Company intends to acquire other small Internet providers in markets with populations of less than 500,000 that are located in various Central California cities between Sacramento and Bakersfield. The Company believes that certain of these local Internet providers currently doing business in the Company's target markets are unable to effectively manage the financial and administrative burdens imposed by the continuing consumer demand for local Internet services, unless these providers are integrated into larger, more diversified Internet products and services companies. The Company has addressed these kinds of financial and administrative burdens by (i) expanding its operations throughout Central California, (ii) developing diversified services similar to its larger competitors, such as hourly-based access services, special access to packages for business and high speed access, and (iii) investing in automated billing and administrative systems. The Company believes these resources will not only allow it to compete effectively with larger access firms entering the Company's markets, but also will facilitate the Company's efforts to attract small Internet providers. The Company's long-term plan is to target a select number of such markets and increase revenues through acquisition in these markets. The Company is not currently negotiating to acquire, nor has it entered into any agreement to acquire, any other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Introduction.".

     The Company's strategy is to provide low cost direct Internet access and other Internet related products and services to subscribers or customers in target markets. The Company will seek to effectuate this strategy by acquiring small Internet providers, by expanding marketing operations in its existing markets, by offering Internet related products and services and by acquiring other computer oriented companies. The Company will also seek to generate additional revenues by (i) increasing monthly Internet access fees while offering additional Internet products and services, (ii) offering monthly community access services, (iii) providing Internet consulting services, and
(iv) generating marketing service fees from businesses seeking a Web site on the Internet.

                                  The Offering

Securities offered (1)....................   900,000 Units, each Unit consisting
                                             of one share of Common Stock and
                                             one Warrant

Offering price............................   $___________ per Unit

Common Stock outstanding
 prior to the Offering (1)................   665,333 shares

Common Stock Outstanding
 After the Offering (1)...................   1,565,333

Use of Proceeds...........................   For repayment of debt, acquisition
                                             of small Internet access providers
                                             and other computer oriented
                                             companies, for marketing expenses
                                             and working capital.
                                             See "Use of Proceeds"

Bulletin Board Symbol.....................   PSCO - Common Stock

Proposed NASDAQ SmallCap Symbols..........   PSCO - Common Stock
                                             PSCOW - Warrants

Transfer Agent............................   Corporate Stock Transfer, Inc.

----------

(1)  Excludes (i) up to 900,000  shares  issuable upon exercise of the Warrants,
     (ii) up to 270,000 shares issuable upon exercise of the Overallotment Option and the Warrants included therein, and (iii) up to 453,333 shares issuable upon exercise of other outstanding warrants and options. See "Dilution", "Capitalization", "Management-Executive Compensation", "Certain Transactions", "Description of Securities" and "Underwriting."

                          Summary Financial Information

     The  following   financial   information  is  derived  from  the  financial
statements of the Company appearing elsewhere herein and should be read in conjunction with such financial statements. See "Financial Statements."

                                                          Nine Months Ended
                           Year Ended December 31,           September 30,
                         --------------------------  --------------------------
                             1996          1995          1997            1996
                                                     (Unaudited)    (Unaudited)
Income Statement Data:
Revenues                 $   697,581   $   100,901   $   550,969    $   544,590
(Loss) from continuing
 operations                 (672,791)     (974,578)   (1,455,284)      (417,782)
Net (loss)                (1,409,800)   (1,816,285)   (1,455,284)      (681,982)
Net (loss) per share           (7.74)       (22.04)        (2.61)      (   7.69)
Weighted average number
  of shares outstanding      182,037        82,439       557,897         86,667


                                  September 30,
                                      1997         As Adjusted(1)
Balance Sheet Data:
Working capital (deficit)          $ (584,615)       $__________
Total assets                        3,255,812         __________
Long-term debt                      1,812,493         __________
Total liabilities                   2,716,996         __________
Stockholders' equity                  538,816         __________

 ----------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Underwriter's Warrants or other outstanding warrants or stock options. See "Use of Proceeds" and "Description of Securities."

                                 THE COMPANY

     From July 1988, until August 1996, the Company's primary business was to design, develop and market software programs (and related hardware) for the agri-business industry including produce broker accounting programs, product tracking programs, crop chemical usage reports, crop cost and billing systems and fruit accounting programs. The programs were packaged under the Company's "Classic" line of products and were divided by function, sophistication and size of the customer into "Classic" (appropriate for customers whose annual sales are less than $10 million), "Classic Advantage" (appropriate for customers whose annual sales are between $10 million and $100 million) and "Classic Custom" (appropriate for customers whose annual sales exceed $100 million). Prices ranged from $20,000 for a "Classic" program to $200,000 for a "Classic Custom" program. The Company also designed and sold customized computer system configurations which integrated hardware and software. The Classic product line, together with the Company's design services and hardware and software sales, is collectively referred to as the "Classic Line."

     In February 1995, the Company completed an initial public offering ("IPO") of its securities, consisting of the sale of 46,000 Units to the public at $82.50 per Unit. Each Unit consisted of one share of Common Stock and one common stock purchase warrant (the "Prior Warrants") to purchase an additional share of Common Stock at $97.50 per share until February 1998. McClurg Capital Corporation, the Representative of the Underwriters of the IPO (the "Prior Representative"), received warrants (the "Prior Representative's Unit Warrants") to purchase 4,000 Units at $99.00 per Unit until February 2000. In May 1997, the Company registered 186,666 Common Stock Purchase Warrants and 186,666 shares of Common Stock underlying these Warrants together with 426,667 shares of Common Stock (collectively the "May 1997 Securities").

     In July 1995, the Company acquired ValleyNet Communications ("ValleyNet"), a small Internet access provider for $50,000 in cash and the issuance of 334 shares of the Company's Common Stock. At the time of its acquisition, ValleyNet operated out of one location in Fresno, California and had 250 subscribers. Since that time, the Company has increased its Internet locations to six, and increased its subscribers to 2700 at September 30, 1997.


     In December 1996, the Company sold the Classic Line to a Canadian company for $300,000 in cash and an unsecured promissory note which the Company has not carried as an asset on its financial statements, due to the high degree of uncertainty as to the payment of the promissory note. As a part of the transaction, the Company received an exclusive worldwide license through December 2006, to market the Classic Line subject to the payment of a royalty of 16% of gross sales to the Canadian company. To date, the Company has not incurred any liability to pay royalties.

     In January 1997, the Company sold the remaining assets of the Classic Line to SSC Technologies, Inc. ("SSC") for $770,850 evidenced by a promissory note bearing interest at 10% per annum payable in January 2007, and the assumption by SSC of all the liabilities of the Classic Line and certain other liabilities, aggregating approximately $500,000. Under the terms of the asset sales agreement (the "Divestiture Agreement"), the Company acquired 25% of the outstanding common stock of SSC for $500,000 in cash (less $200,000 of liabilities which were paid by the Company and deducted from the $500,000) and the remaining 75% of the outstanding common stock was issued to other stockholders including Charles T. Howard, David L. Green, Ding Yang and Steven L. Wilson who were previously officers and directors of the Company (the "SSC Principals"). As part of the Divestiture Agreement, the SSC Principals also (i) canceled 900,000 shares of Convertible Preferred Stock held by them (and one other individual) which were previously exercisable into shares of Common Stock on a fifteen for one basis, (ii) agreed not to sell an aggregate of 30,300 shares of Common Stock owned by them until October 1999, except with the prior written consent of the Prior Representative, (iii) agreed to sublease office space from the Company at a monthly rental of $12,000 through February 28, 1998, (iv) granted to Steven A. Kriegsman, a former director of the Company, an option to purchase up to 10,000 shares of Common Stock held by the SSC principals at any time until October 2001, and (v) personally guaranteed, on a joint and several basis, the $770,850 promissory note and all other obligations of SSC to the Company. The value of the Classic Line assets were determined as a result of negotiations between the Company and the SSC Principals. See "Certain Transactions."


     In October 1996, the Company sold 400,000 shares of its Common Stock to a group of investors for $3.75 per share or a total of $1,500,000 (the "Common Stock Placement"). Included in the $1,500,000 was the conversion of $200,000 of debt to equity which was originally represented by a bridge loan for which the Company issued 26,667 shares of its Common Stock to the bridge lenders as additional consideration for the $200,000 loan. The Company also issued 186,666 Warrants exercisable at $3.75 per share in connection with the bridge loan and the private placement. The 426,667 shares, 186,666 Warrants and 186,666 shares underlying the Warrants were registered with the Commission in May 1997.

     Between June and September 1997, the Company issued 150,000 shares of its Common Stock as additional consideration for a $750,000 bridge loan (the "Bridge Loan") advanced to it by eight bridge lenders. The Company intends to repay the Bridge Loan with proceeds of the Offering.

     The Company was incorporated in the State of California as SHR Corporation on July 1, 1988, and changed its name to "ProtoSource Corporation" in October 1994. The Company's principal executive offices are located at 2300 Tulare Street, Suite 210, Fresno, California 93721, telephone (209) 490-8600.

                                  RISK FACTORS

     In evaluating the Company's business, prospective investors should consider carefully the following factors in addition to the other information presented in this Prospectus.

     Prospective purchasers of the Common Stock should carefully consider the following risk factors and the other information contained in this Prospectus before making an investment in the Common Stock. Information contained in this Prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. See, e.g., "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business - Strategy." No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements. Other factors could also cause actual results to vary materially from the future results covered in such forward- looking statements.

     Limited History of Operations; Significant Losses: Deficit In Working Capital. The Company was incorporated in July 1988 but has only provided Internet access services since July 1995. Prior to August 1996, the Company was engaged primarily in the agricultural software development business and incurred significant losses of $373,096, $1,816,285 and $1,409,800 for the years ended December 31, 1994, 1995 and 1996, respectively. For the nine months ended September 30, 1997, the Company reported a loss of $1,455,284 and had a working capital deficit of $584,615, which could significantly limit its operations. See "Financial Statements." There can be no assurance that the Company will achieve profitability or positive cash flow from operations. The Company expects to focus in the near term on building and increasing its Internet subscriber base, which will require it to significantly increase its expenses for personnel, marketing, network infrastructure and the development of new services. As a result, the Company believes that it may incur further losses in the near term. The Company may find it necessary to seek additional equity capital if its cash flow continues to be insufficient to fund its desired growth. There can be no assurance that the Company can obtain such additional capital, and if it is unable to do so, it will be unable to expand its operations, should it require such capital. (See also "Risk Factors - Need for Additional Financing.") The Company's prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Internet. To address these risks, the Company must, among other things, respond to competitive developments, attract, retain and motivate qualified persons, and continue to upgrade its technologies and commercialize services incorporating such technologies. There can be no assurance that the Company will be successful in addressing these and other risks.

     Risks Associated With Defaults by SSC and the SSC Principals. The Company is the payee of a promissory note from SSC guaranteed by the SSC principals which bears interest at 10% per annum and is due January 2007. SSC and the SSC principals have also agreed (i) to assume certain trade accounts payable originally incurred by the Company in the approximate amount of $500,000 and
(ii) to sublease from the Company certain office space at a rental of $12,000 per month through February 1998. In the event SSC and the SSC principals default on, or for any reason elect not to pay, any of these obligations, the Company's operations would be materially adversely affected. The Company has not received rental payments on the aforesaid sublease since April 1997 and has been advised by certain of its trade account creditors that such creditors have not received payments on the accounts from SSC or the SSC principals. Since these obligations were originally incurred by the Company, the Company remains liable to the trade account creditors. Some of these creditors have threatened to bring suit against the Company and the Company has been required to return possession of the subject office space to the Company's landlord. The total amount of trade account debt assumed by SSC and the SSC Principals is approximately $100,000. See "Business - Properties, "Business - Litigation", and "Certain Transactions."

     Litigation. The Company has been threatened with legal action resulting from defaults by SSC and the SSC Principals (in connection with trade account obligations originally incurred by the Company and assumed by SSC and the SSC Principals), and claims against the Company filed by the SSC Principals. Payment of any judgments or settlements in connection with these litigation matters together with the costs of defending such matters could materially and adversely affect the Company's results of operations and financial condition. See "Business - Litigation."


     Risks Associated With Acquisitions. Although the Company intends to increase revenues in part through acquisition of small Internet access providers and other computer oriented companies using proceeds of the Offering, it has limited experience in this regard and may acquire companies with limited operating or negative operating history. Should the Company acquire other companies that incur operating losses, the Company's operating results will be further adversely affected. The Company is not negotiating to acquire nor has it entered into any agreements to acquire any such companies and there can be no assurance it will complete any such acquisitions in the future.

     Fluctuations in Operating Results. As a result of the Company's limited Internet services operating history, the Company has limited historical financial data on which to predict future operating expenses. Moreover, the Company may experience fluctuations in operating results in the future caused by various factors, some of which are outside of the Company's control, including, but not limited to, general economic conditions, specific economic conditions in the Internet services industry, user demand for the Internet, the amounts of capital expenditures and other costs related to the expansion of operations, the timing of customer subscriptions, the introduction of new Internet services by the Company or its competitors, the mix of such services sold and the channels through which those services are sold. As a strategic response to a changing competitive environment, the Company may elect, from time to time, to make certain pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and cash flow from quarter to quarter. See "Business" and "Financial Statements."

     Competition. The market for Internet services is new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist and intensify in the future. Almost all of the Company's current and potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competition could materially adversely affect the Company's business, operating results or financial condition. Moreover, because many of the Company's competitors possess financial resources significantly greater than those of the Company, such competitors could initiate and support prolonged price competition to gain market share. If significant price competition were to develop, the Company likely would be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability. In addition, the Company believes that the Internet service and on-line services business is likely to encounter consolidation in the near future, which could result in increased price and other competition in the industry and consequently have an adverse impact on the Company's business, financial condition and results of operations. See "Business - Competition."

     New and Uncertain Market; New Entrants. The market for local Internet service providers is in its early stages. Since this market is new, and because current and future competitors are likely to introduce new products, it is difficult to predict the forms of competition or the competitors that may develop. There can be no assurance that the Company's local Internet provider business can compete against new or developing competitors or that any local provider can maintain its customer base against formidable national or other new local competitors, or that Internet access will remain attractive to subscribers. See "Business - Marketing."

     Few Barriers to Entry. There are few significant barriers to entry in the Internet access business. Accordingly, the Company expects ongoing substantial competition in its markets from new local Internet service providers, as well as existing local and national Internet providers. The Company's success will depend on its ability to compete against these new and existing providers.

     Importance of Entering New Markets and Identifying Acquisitions. The Company's business plan calls for it to continue to enter new local markets in order to grow. Entry into new local markets depends in part on acquiring small access providers in secondary markets at favorable prices. Because there are a limited number of small access providers in the Company's target markets, there can be no assurance that the Company can acquire such companies on favorable terms, or at all, or that it can obtain financing for such acquisitions. Should the Company be unable to locate companies in suitable local markets for acquisitions its growth would be adversely affected. See "Business - Strategy."

     Technological Changes. The Internet is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new service and product introductions. The Company's future success will depend, in part, on its ability to effectively use new technologies, to continue to enhance its current Internet access and other services, to develop new services that meet changing customer needs, to advertise and market its services and to influence and respond to emerging industry standards and other technological changes on a timely and cost effective basis.

     Government Regulation and Legal Uncertainties. The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to providing Internet access or other services on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that laws and regulations may be adopted with respect to the Internet which may decrease the demand for Internet access, increase the Company's cost of doing business or otherwise have an adverse effect on the Company's operating results or financial condition.

     Dependence on the Internet. The Company's business will depend in large part upon a robust industry and infrastructure for providing Internet access and carrying Internet traffic. Notwithstanding current interest and worldwide subscriber growth, the Internet may not prove to be a viable marketplace because of inadequate development of the necessary infrastructure or timely development of complementary products, such as high speed modems. Because global commerce and on-line exchange of information on the Internet, Web and other open area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be economically viable in the long term. If the necessary infrastructure or complementary products are not developed, or if the Internet does not become an economically viable marketplace, the Company's business, operating results and financial condition will be materially adversely affected. See "Business - The Internet and the World Wide Web."

     Potential Liability for Information Disseminated On-Line. Civil actions have been brought for libel and negligence in connection with electronic messages posted through on-line access systems. Such actions seek to impose liability upon Internet access and service providers for information disseminated through their systems. Any actions against the Company could significantly and adversely effect its operations. The Company does not carry insurance against such actions or liabilities arising thereunder.

     Risk of System Failure; Limited Insurance. The success of the Company is dependent upon its ability to offer high quality, uninterrupted access to the Internet. Any system failure that causes interruptions in the Company's Internet operations could have a material adverse effect on the Company. If the Company's subscriber base expands, there will be increased stress placed upon the Company's server hardware and traffic management systems. The Company's server hardware is also vulnerable to damage from fire, earthquakes, power loss, telecommunications failures and similar events. The Company carries property damage insurance with a basic policy limitation of $250,000, subject to deductibles and exclusions. Such coverage, however, may not be adequate to compensate the Company for all losses that may occur. Moreover, significant or prolonged system failure could damage the reputation of the Company and result in the loss of subscribers.

     Need for Additional Financing. The Company may be required to seek debt or equity financing in the future to fund expansion activities and acquisitions of small access providers. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any future equity financing may involve substantial dilution to the interests of the Company's stockholders. See "Financial Statements."

     Dependance Upon Management. The Company's success is dependent in part upon the continued employment of Raymond J. Meyers, its Chief Executive Officer. The Company has an employment agreement with Mr. Meyers, and intends to apply for key man life insurance upon his life in the face amount of $1,000,000. The loss of the services of Mr. Meyers for whatever reason would have a material adverse effect upon the Company's operations. See "Management."

     No Dividends. The Company does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be used to finance growth. See "Description of Securities - Dividends."

     Possible Volatility of Securities Prices. The future market price of the Company's securities may be highly volatile, as has been the case with the securities of other small capitalization companies. Factors such as the Company's operating results and public announcements by the Company or its competitors may have a significant effect on the market price of the Company's securities. In addition, market prices for securities of many small capitalization companies have experienced wide fluctuations in response to variations in quarterly operating results, general economic indicators and other factors beyond the control of the Company. The registration of the securities offered hereby coupled with the exercise of the Warrants could further increase the volatility of the Common Stock by increasing the number of shares of the Company's publicly traded Common Stock outstanding.

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. As of the date hereof, there are 665,333 shares of the Company's Common Stock outstanding, of which (i) 46,000 shares were registered for sale in the Company's IPO, (ii) 426,667 shares and 186,666 shares underlying 186,666 Common Stock Purchase Warrants were registered in May 1997, (iii) 42,666 shares may currently be sold under Rule 144, and (iv) 150,000 shares may be sold under Rule 144 commencing in July 1998. The holders of 30,300 shares have agreed to refrain from selling such shares until October 1999 without the prior written consent of the Underwriter. The Underwriter's Warrants (and the component securities) together with 150,000 shares of Common Stock issued in connection with the Bridge Loan are subject to piggy-back and demand registration rights. See "Description of Securities - Common Stock Eligible for Future Sale" and "Underwriting."

     Authorization and Issuance of Preferred Stock; Prevention of Changes in Control. The Company's Articles of Incorporation authorize the issuance of up to 5,000,000 shares of Preferred Stock with such rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, under the Articles of Incorporation, the Board of Directors may, without shareholder approval, issue Preferred Stock with dividend, liquidation, conversion, voting, redemption or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock and could be used by the Board of Directors as a device to prevent a change in control of the Company. The Company has no other anti-takeover provisions in its Articles of Incorporation or Bylaws. Holders of the Preferred Stock, if issued, may be granted the right to receive dividends, certain preferences in liquidation, and conversion rights at the discretion of the Board of Directors. See "Description of Securities - Use of Preferred Stock As Anti-Takeover Device" and "Principal Stockholders."

     Elimination of Director Liability. The Company's Articles of Incorporation contain a provision eliminating directors' liability to the Company or to its stockholders for monetary damages for breach of fiduciary duty, except in circumstances involving a financial benefit to a director, intentional infliction of harm to the Company or other wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of criminal law. The Company's Bylaws contain provisions obligating the Company to indemnify its directors and officers to the fullest extent permitted under California law. These provisions could serve to insulate officers and directors of the Company against liability for actions which damage the Company or its stockholders. See "Description of Securities - Limitation on Liability."

     Underwriter's Influence on the Market. A significant amount of the Common Stock and Warrants offered hereby may be sold to customers of the Underwriter. Subsequently, such customers may engage in transactions for the sale or purchase of such securities through or with the Underwriter. Although it has no obligation to do so, the Underwriter intends to make a market in the Company's Common Stock and Warrants and may otherwise affect transactions in the Common Stock and Warrants. This market making activity may terminate at any time. If it participates in the market, the Underwriter may exert a dominating influence on the market, if one develops, for the Common Stock and Warrants. The price and liquidity of the Common Stock and Warrants may be significantly affected by the degree, if any, of the Underwriter's participation in such market. The Underwriter may also engage in market making activities and soliciting brokerage activities with respect to the purchase or sale of the Common Stock and Warrants on the NASDAQ SmallCap Market where such securities are anticipated to trade. However, no assurance can be given that the Underwriter will continue to participate as market maker for the Common Stock and Warrants or that other broker-dealers will make a market in such securities. See "Underwriting."

     Representatives' Lack of Underwriting Experience. The Underwriter commenced business as a broker-dealer in May 1996, and has not acted as an underwriter in any prior public offerings, although it has participated as a dealer in offerings underwritten by others and its Chief Executive Officer has more than ten years experience in public offering financing. The Underwriter's lack of underwriting experience may (i) adversely affect the development or continuation of a trading market for the Common Stock and Warrants, (ii) have limited the effectiveness of the Underwriter in negotiating the offering price of the Units and the exercise price of the Warrants, and (iii) negatively influence the market price of the Common Stock and Warrants following the Offering. The Underwriter assisted the Company in a previous private placement of its securities and with the Bridge Loan, pursuant to which the Underwriter received cash commissions and common stock purchase warrants. See "Underwriting."

     Non-Registration in Certain Jurisdictions of Shares of Common Stock Underlying the Warrants. The Warrants are not convertible or exercisable unless, at the time of exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants and such shares of Common Stock have been registered, qualified or deemed to be exempt under the securities laws of the states of residence of the holders of such Warrants. There can be no assurance that the Company will have or maintain a current prospectus or that the securities will be qualified or registered under any state law. Although the Company has undertaken and intends to use its best efforts to maintain a current prospectus covering the Common Stock issuable upon exercise of the Warrants following completion of the Offering to the extent required by federal securities laws, there can be no assurance that the Company will be able to do so. The value of the Warrants may be greatly reduced if a prospectus covering the Common Stock issuable upon exercise of the Warrants is not kept current or if the Common Stock issuable upon exercise of the Warrants is not qualified, or exempt from qualification, in the states in which the holders of the Warrants reside. Persons holding Warrants who reside in jurisdictions in which such securities are not qualified and in jurisdictions where there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If, and when, the Warrants become redeemable by the terms thereof, the Company may exercise its redemption right even if it is unable to qualify the Common Stock issuable upon exercise of the Warrants for sale under applicable state securities laws. See "Description of Securities Warrants."

     Redemption of the Warrants. The Warrants may be redeemed by the Company under certain circumstances (if there is a current prospectus covering exercise of the Warrants) upon 30 days' written notice to the Warrantholders at $.10 per Warrant. In such event, the Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. Any Warrants not exercised by such time will cease to be exercisable, and the holders will be entitled only to the redemption price, which is likely to be substantially less than the market value of the Warrants. Accordingly, such redemption could force the Warrantholders to exercise the Warrants and pay the exercise price at a time when it might be disadvantageous for them to do so or to sell the Warrants at the then market price when they might otherwise prefer to hold the Warrants. See "Description of Securities - Warrants."

     The Common Stock and the Warrants, which comprise the Units offered hereby, are detachable and separately transferable immediately upon issuance. Purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of the Common Stock underlying the Warrants are not registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue Common Stock to those persons desiring to exercise their Warrants unless and until such shares could be qualified for sale in jurisdictions in which the purchasers reside, or an exemption from qualification exists in such jurisdiction. In this event, Warrantholders would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities Warrants."


     Risks Associated With Penny Stocks Such as the Company's; Lack of Liquidity. The Commission has adopted rules that define "penny stock" and such definition could in the future include the securities of the Company if its securities are not listed on the NASDAQ SmallCap Market, if the Offering is not completed or if its Common Stock trades at less than $5.00 per share. In such event, broker-dealers dealing in the Company's securities will be subject to specific disclosure rules for transactions involving penny stocks such as the Company's which require the broker-dealer among other things to (i) determine the suitability of purchasers of the securities and obtain the written consent of purchasers to purchase such securities and (ii) disclose the best (inside) bid and offer prices for such securities and the price at which the broker-dealer last purchased or sold the securities. The additional burdens imposed upon broker-dealers might discourage them from affecting transactions in the Company's securities, which would reduce the liquidity of the Company's securities making it more difficult for stockholders to sell the securities should they desire to do so.

     Maintenance Criteria for the NASDAQ SmallCap Market Securities. The Company has applied to have the Common Stock and Warrants listed on the NASDAQ SmallCap Market. The NASD, which administers the NASDAQ SmallCap Market, sets the criteria for continued eligibility on the NASDAQ SmallCap Market. In order to continue to be included on the NASDAQ SmallCap Market, a company must maintain $2 million in net tangible assets, a $1 million market value of its public float, at least 300 holders of its Common Stock and a minimum bid price of $1 per share. The Company's failure to meet these maintenance criteria or future maintenance requirements imposed by the NASDAQ SmallCap Market may result in the discontinuance of the inclusion of the Company's securities in the NASDAQ SmallCap Market. In such event, trading, if any, in the securities may then continue to be conducted in the over-the-counter market on the Bulletin Board.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997, and as adjusted to give effect to the sale of the 900,000 Units offered hereby and application of the estimated net proceeds without giving effect to the exercise of the Warrants, the Overallotment Option, the Underwriter's Warrants, or other outstanding warrants or options. See "Use of Proceeds" and "Description of Securities."

                                                   September 30,
                                                       1997         As Adjusted
                                                   -----------      -----------

Short term debt                                    $   789,358      $    39,358
                                                   -----------      -----------
Long term debt                                     $ 1,812,493        1,812,493
                                                   -----------      -----------
Stockholders' equity:
  Preferred Stock, 5,000,000 no par value
    shares authorized, none
    issued and outstanding                                --               --
  Common Stock, 10,000,000 no par value
    shares authorized, 665,333 shares
    issued and outstanding, 1,565,333 as
    adjusted                                         5,590,455      -----------
  Accumulated deficit                               (5,051,639)      (5,051,639)
                                                   -----------      -----------
Total stockholders' equity                             538,816
                                                   -----------      -----------
         Total capitalization                      $ 3,140,667      $
                                                   ===========      ===========

                           PRICE RANGE OF COMMON STOCK

     The Company's Common Stock traded on the NASDAQ SmallCap Market under the symbol "PSCO" from February 9, 1995, until July 10, 1996, when it was delisted from the NASDAQ SmallCap Market and commenced trading on the Bulletin Board. The Company currently trades on the Bulletin Board under the symbol "PSCO."

     The following table sets forth, for the quarters indicated, the range of high and low closing prices of the Company's Common Stock as reported by NASDAQ and the Bulletin Board but does not include retail markup, markdown or commissions.

                                                                     Price
                                                                ----------------
By Quarter Ended:                                                High      Low
-----------------                                               -----      -----


March 31, 1998 (through February 6, 1998) ...................    $5.75    $5.25
December 31, 1997 ...........................................     6.50     5.00
September 30, 1997...........................................     6.30     5.25
June 30, 1997................................................     5.50     3.15
March 31, 1997 ..............................................     4.65     3.15


December 31, 1996............................................    11.25     3.15
September 30, 1996...........................................    15.00     8.40
June 30, 1996................................................    26.25     8.40
March 31, 1996...............................................    31.95     14.10

December 31, 1995............................................    37.50     26.25
September 30, 1995...........................................    60.00     15.00
June 30, 1995................................................    73.20     50.10
March 31, 1995...............................................    75.00     63.75


     As of February 6, 1998, the Company had approximately 365 record and beneficial stockholders.


                                 USE OF PROCEEDS

     The net proceeds of the Offering will be used (i) to repay $750,000 of Bridge Loan debt incurred by the Company for working capital and bearing interest at 12% per annum, due the earlier of the closing of the Offering or September 15, 1998, (ii) to acquire small Internet access providers and other small computer oriented companies ($2,000,000), (iii) for marketing expenses to increase the Company's Internet access customer base ($450,000), and (iv) for working capital ($______). See "Business - Strategy."




                             SELECTED FINANCIAL DATA

     The selected  financial  data set forth below for the years ended  December
31, 1996 and 1995 is derived from the Company's financial  statements which have been audited by Angell & Deering. The financial  information for the nine months ended  September  30,  1997,  and  1996,  has been  derived  from the  unaudited financial statements of the Company. In the opinion of management, the unaudited
financial  statements  include  all  adjustments   (consisting  only  of  normal
recurring  adjustments)  that  are  necessary  for a  fair  presentation  of the financial  position  and  results  of  operations  of such  periods.  Results of operations  for the nine months ended  September 30, 1997, may not be indicative of results for the year ending December 31, 1997. The selected financial data is qualified  in its  entirety  by, and  should be read in  conjunction  with,  the financial  statements  and the notes  thereto  included  elsewhere  herein.  See
"Financial Statements."

                                Year Ended December 31,       Nine Months Ended September 30,
                           ------------------------------     -------------------------------
                               1996               1995             1997             1996
                           -----------        -----------      -----------      -----------
                                                               (Unaudited)      (Unaudited)
Income Statement Data:
Revenues                   $   697,581        $   100,901      $   550,969      $   544,590
(Loss) from continuing
 operations                   (672,791)          (974,578)      (1,455,284)        (417,782)
Net (loss)                  (1,409,800)        (1,816,285)      (1,455,284)        (681,982)
Net (loss) per share             (7.74)            (22.04)           (2.61)           (7.69)
Weighted average number
  of shares outstanding        182,037             82,439          557,897           88,667



                            September 30,
                                1997         As Adjusted (1)
                             ----------      ---------------
Balance Sheet Data:          (Unaudited)       (Unaudited)

Working capital (deficit)    $(584,615)         _________
Total assets                  3,255,812         _________
Long-term debt                1,812,493         _________
Total liabilities             2,716,996         _________
Stockholders' equity            538,816         _________

 ----------

(1) As adjusted to give effect to the receipt and application of the estimated net proceeds of the Offering without giving effect to exercise of the Warrants, the Underwriter's Warrants or other outstanding warrants or stock options. See "Use of Proceeds" and "Description of Securities."




                                       19

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Background

     The Company provides Internet access and related services to individuals, public agencies and businesses in six small Central California Cities. As of September 30, 1997, the Company had 2700 subscribers for whom it provided Internet access. The Company intends to acquire other small Internet providers in markets with populations of less than 500,000 that are located in various Central California cities between Sacramento and Bakersfield. The Company believes that certain of these local Internet providers currently doing business in the Company's target markets are unable to effectively manage the financial and administrative burdens imposed by the continuing consumer demand for local Internet services, unless these providers are integrated into larger, more diversified Internet products and services companies. The Company has addressed these kinds of financial and administrative burdens by (i) expanding its operations throughout Central California, (ii) developing diversified services similar to its larger competitors, such as hourly-based access services, special access packages for business and high speed access, and (iii) investing in automated billing and administrative systems. The Company believes these resources will not only allow it to compete effectively with larger access firms entering the Company's markets, but will also facilitate the Company's efforts to attract small Internet providers. The Company's long-term plan is to increase revenues through acquisitions in such markets together with the acquisition of small companies which provide related Internet products and services. The Company is not currently negotiating to acquire, nor has it entered into any agreement to acquire, any other companies.

Results of Operations

Nine Months Ended September 30, 1997 Compared to Nine Months Ended September 30, 1996

     Net Sales. For the nine months ended September 30, 1997, net sales were $550,969 versus $544,590 in the same period of the prior year, representing a increase of $6,379. The slight increase in net sales is primarily attributed to higher customer retention rates.

     Gross Profit. For the nine months ended September 30, 1997, gross profit was $343,668 versus $387,667 in 1996, representing a decrease of $44,009. The decrease in gross profit is attributed to higher telecommunications costs.

     Sales and Marketing. Sales and marketing expenses were $50,403 for the nine months ended September 30, 1997 versus $47,528 in 1996. The increase in sales and marketing expenses was caused by increased advertising and travel . The Company believes that sales and marketing expenses will continue to increase if funds are available to the Company to promote its products and services.

     General and Administrative. General and administrative expenses increased from $693,014 in 1996 to $1,157,315 in 1997. The increase in general and administrative costs is primarily attributed to costs associated with its May 1997 Registration Statement covering the May 1997 Securities including $77,971 of legal and accounting fees together with expenses associated with the Bridge Loan, including commissions of $97,500 and legal expenses of $25,000.

     Operating Loss. For the nine months ended September 30, 1997, the operating loss was $864,050 compared to an operating loss of $352,875 in the same period of 1996. The operating loss in 1997 is attributed to the significant increases in general and administrative expenses described above. The Company will seek to reduce general and administrative costs by renegotiating or cancelling its Shaw Avenue Capital lease and its Visella, California lease.


     Interest Expense. Net interest expense increased to $794,663 for the nine months ended September 30, 1997 from $136,187 in the same period of 1996, as a result of costs associated with the Bridge Loan. This interest expense includes financing costs of $750,000 in connection with the issuance of 150,000 shares of Common Stock in the Bridge Loan. The interest expense was somewhat offset by the interest earned on cash and short term investments.


     Other Income. Net other income increased to $203,429 for the nine months ended September 30, 1997, as a result of rental income generated by the Company's office building and miscellaneous sales. Total rental income recognized was $108,000 and the total amount collected was $48,000. (The balance of the outstanding rent was paid in December 1997.)


Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Net Sales. For fiscal 1996, Internet services revenues were $697,581 versus $100,901 in fiscal 1995, which represents a 591% increase in revenue. The increases are attributed to increases in the number of Internet users worldwide and the Company's increased market penetration in the Central California area. Management believes that the Company's revenues will continue to increase as it increases the number of points of presence ("POPS") through which it markets its Internet services. The number of POPS to be developed in any given geographic area depends upon the Company's estimate of "demand" in such geographic area. In turn, demand is based upon the population and rate of population growth, the number of existing access providers, the number of access subscribers and the growth rate of such access subscribers in the particular area.

     Operating Expenses. Operating expenses were $1,121,773 in 1996 versus $1,079,503 in 1995. The increased operating expense is the result of increased depreciation expense, additional personnel expenses and legal and accounting expenses related to the Company's restructuring and the divestiture of the Classic Line. Management believes that the operating expenses will remain at the same level or decrease due to reduced personnel and facilities expenses as a result of the Classic Line sale. The decreases may be somewhat offset by the increases in operating expenses as the Company's Internet business grows.

     Operating Loss. For fiscal 1996, the operating loss was $424,192 compared to an operating loss of $978,602 in 1995 which represents a 56% decrease. The decrease in the operating loss in 1996 is attributed to the significant increases in Internet services revenues by $596,680. Management believes that operating results will improve as revenues increase and operating expenses decrease.

     Interest Expenses. Net interest expense for 1996 was $268,721 compared to $109,301 in 1995. The increase in interest expense is primarily attributed to additional interest expense related to the building which the Company acquired under a 20-year capital lease. The net interest expense increased as a result of a decrease in interest income in 1996.

     Financing Costs. Financing costs were $126,000 in 1996, which represented commissions and expenses related to the issuance of 26,667 shares of the Company's Common Stock to investors. The Common Stock issued was valued at $3.75 per share and resulted in a financing expense of $100,000 to the Company.

Liquidity and Capital Resources

     For the nine months ended September 30, 1997, the Company used cash of $1,018,558 for operating activities. The Company had a working capital deficiency of $584,615 at September 30, 1997 which is primarily attributed to the short term liability treatment of the Bridge Loan. The Company intends to reduce the working capital deficit by (i) increasing sales, (ii) reducing certain low margin operations and (iii) obtaining long-term financing. There can be no assurance that the Company will be successful in these actions and if unsuccessful, the Company may be required to substantially reduce its operations.

     Capital expenditures relating primarily to the purchase of computer equipment, furniture and fixtures, and other assets amounted to $80,887 and $448,210 for the nine months ended September 30, 1997 and 1996 respectively. In addition, the Company acquired through lease $69,959 of computer equipment for its Internet operations during the nine month period ended September 30, 1997.


     Between June and September 1997, the Company received $750,000 from proceeds of the Bridge Loan, which was used for working capital, marketing expenses and the purchase of capital equipment. In connection with the Bridge Loan, the Company agreed to issue 150,000 restricted shares of its Common Stock, subject to certain piggy-back and demand registration rights at the Company's expense. The fair market value of the Common Stock issued was charged to operations as an additional financing expense for the nine months ended September 30, 1997.

     In June 1996 the Company's Common Stock was delisted from the NASDAQ SmallCap Market as a result of the Company's shareholders' equity falling below the NASDAQ SmallCap Market maintenance requirements.

                                    BUSINESS

Introduction

     The Company provides Internet access and related services to individuals, public agencies and businesses in six small Central California cities. As of September 30, 1997, the Company had 2,700 subscribers for whom it provided Internet access up from 250 subscribers in July 1995. See "History." The Company intends to acquire other small Internet providers in markets with populations of less than 500,000 that are located in various Central California cities between Sacramento and Bakersfield. The Company believes that certain of these local Internet providers currently doing business in the Company's target markets are unable to effectively manage the financial and administrative burdens imposed by the continuing consumer demand for local Internet services, unless these providers are integrated into larger, more diversified Internet products and services companies. The Company has addressed these kinds of financial and administrative burdens by (i) expanding its operations throughout Central California, (ii) developing diversified services similar to its larger competitors, such as hourly-based access services, special access to packages for business and high speed access, and (iii) investing in automated billing and administrative systems. The Company believes these resources will not only allow it to compete effectively with larger access firms entering the Company's markets, but also will facilitate the Company's efforts to attract small Internet providers. The Company's long-term plan is to target a select number of such markets and increase revenues through acquisition in these markets. The Company is not currently negotiating to acquire, nor has it entered into any agreement to acquire, any other companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The Company's strategy is to provide low cost direct Internet access and other Internet related products and services to subscribers or customers in target markets. The Company will seek to effectuate this strategy by acquiring small Internet providers, by expanding marketing operations in its existing markets, by offering Internet related products and services and by acquiring other computer oriented companies. The Company will also seek to generate additional revenues by (i) increasing monthly Internet access fees while offering additional Internet products and services, (ii) offering monthly community access services, (iii) providing Internet consulting services, and
(iv) generating marketing service fees from businesses seeking a Web site on the Internet.

The Internet and the World Wide Web

     The Internet is a worldwide network that links thousands of public and private computer networks. The Internet began in 1969 as a project of the Advanced Research Projects Agency ("ARPA") of the U.S. Department of Defense to connect different types of computers across geographically disparate areas. The ARPA network was designed to allow any computer on the network to communicate with any other computer on the network through an open communications protocol known as TCP/IP.

     Initially, use of the Internet was limited to governmental, educational and commercial organizations with a working knowledge of certain computer operating systems and commands, and the primary use made of the Internet was the communication of information via electronic mail. However, there has been a rapid growth in the use and popularity of the Internet in the past several years. According to industry sources, users in more than 130 countries throughout the world are connected to the Internet including 24 million users in North America, 17.6 million of whom use the Web.

     The dramatic growth in the number of Internet users is attributable to a number of developments and factors. The first was the introduction in 1992 of the World Wide Web ("Web"), a client/server system of hyperlinked multimedia databases which began to unlock the potential of the Internet as a mass medium. The Web, developed by the European Laboratory for Research Physics ("CERN") in Switzerland, advanced the potential of the Internet in several significant ways. First, it enabled full multimedia presentation (including text, graphics, video and audio) over the Internet. Second, through the Web's system of standardized information protocols and a communications format called HyperText Transfer Protocol ("HTTP"), users were allowed to access information (to "navigate") on the Web without entering complex alphanumeric commands. Third, using HyperText Markup Language ("HTML"), document authors were able to link text or images in one document to other documents anywhere else on the Web. When the user selected or, if using a mouse, clicked on the hypertext in one document (often displayed on the screen as highlighted words or images), the linked document was automatically accessed and displayed.

     The Web is based on a client/server system in which certain computers ("servers") store information in files and respond to requests issued by remote user computers to view or download files, thus allowing multiple, geographically dispersed users to view and use the information stored on a single server. The user must use software, known as a browser, that can read HTML documents and follow their hypertext links to retrieve and display linked documents from servers such as the Company.

     An early limitation to growth of the Web was that the browser software initially provided by CERN was text-based and contained limited retrieval and display capabilities. However, in January 1993, the National Center for Supercomputing Applications ("NCSA") at the University of Illinois at Urbana-Champaign significantly advanced the use of Web technology with the introduction of NCSA Mosaic for X Window on the UNIX platform, the first graphical user interface browser for the Web. The NCSA Mosaic graphical user interface allows users to access the diverse information archives, data protocols and data formats of the Internet using point-and-click, mouse-driven commands. NCSA Mosaic, which is offered to users on a free-with-copyright basis (making it available for use without charge and without the right to distribute), served as a catalyst for increased use of the Web. When NCSA released a version of NCSA Mosaic for Windows in September 1993, the Web became accessible to personal computer users for the first time.

     The increased popularity of the Internet is also attributable to the proliferation of information and services available on the Internet, as well as the expanded use of home personal computers which increasingly contain modems as a standard feature. Among the types of publications and information available to Internet users are newspapers, magazines, weather updates, government documents and industry newsletters, as well as a variety of commercial products and services.

     In order to support the continued growth and popularity of the Internet, certain infrastructure elements must expand to handle the resulting increases in Internet demand and traffic. These elements include widespread, inexpensive Internet access, either through Internet access providers such as the Company or on-line services, and widely available high-speed communications channels to accommodate the increasing number and size of files available for downloading.

     As business organizations have begun to realize the potential of the Internet as an inexpensive and effective means of offering products and services directly to customers and potential customers, businesses are increasingly advertising and selling such products and services on the Web. For example, business organizations are now using the Web to provide product information and support to existing customers, to advertise products and services and to offer products and services for sale by means of on-line catalogs. It is this market, as well as Internet access, that the Company seeks to address.

     Computer users wishing to access the vast array of information and services available on the Web use a browser that can read HTML documents, follow hypertext links and interface with the diverse information archives and data formats of the Web. The basic needs of most individual computer users casually browsing the Web can be fulfilled by a number of different browsers available today.

Strategy

     The Company's strategy is to provide low cost direct Internet access and other Internet related products and services to subscribers or customers in target markets. The Company will seek to effectuate this strategy by acquiring small Internet providers, by expanding marketing operations in its existing markets, by offering Internet related products and services and by acquiring other compputer oriented companies. The Company will also seek to generate additional revenues by (i) increasing monthly Internet access fees while offering additional Internet products and services, (ii) offering monthly community access services, (iii) providing Internet consulting services, and
(iv) generating marketing service fees from businesses seeking a Web site on the Internet. The Company believes that it can increase the profitability of its monthly access fees by developing economies of scale as a result of increasing total access subscribers and earning additional revenues from such subscribers by providing additional access services.

     Increasing Monthly Internet Access Fees. The Web is the driving force behind the growth in Internet subscribers who use the Web to access information as well as to engage in commerce and communication. The Company intends to continue to provide low-priced direct Internet access through the Company's telecommunication network infrastructure which is comprised of two high speed dedicated data lines that connect directly to the backbone of the Internet. The

Company plans to add additional high-speed dedicated data lines, enhance system-wide access software in order to offer additional Internet products and services, and expand the number of POPs in local markets in order to attract and support additional subscribers. By increasing the number of POPs, the Company will offer more users access to the Internet through local phone calls to more geographic areas which in turn may promote growth in its subscriber base.

     The Company also provides Integrated Services Digital Network ("ISDN") and high-speed Internet access using dedicated data lines to business customers. The Company believes that the demand for high-speed Internet access and the ability to integrate Internet access into a corporate-wide computer network is becoming increasingly more important.

     Offering Monthly Community Access Services. Local public agencies, (such as city agencies, police departments and libraries), are seeking to provide information resources directly to their citizens through Community Web sites. Believing that its subscribers will be willing to pay a recurring fee for such community information access, the Company intends to offer such access in 1998.

     Providing Internet Consulting Services. The Company provides its customers with a number of Internet services such as consulting services for network setup, Internet application implementation, Intranet design, and Web site implementation.

     Generating Marketing Service Fees. The Company designs and develops Web sites for its clients with sophisticated graphics to attract user attention. The Company also provides all necessary hardware and software and stores its clients' Web pages on its dedicated servers, which are monitored and maintained 24 hours a day, 365 days a year to assure subscriber access.

Acquisition Strategies

     The Company will seek to acquire local Internet access providers in its Central California target markets. The criteria for such acquisition candidates calls for attracting companies that (i) are located in markets with a population under 500,000; (ii) have been in business a minimum of one year; (iii) have at least 300 subscribers; (iv) have current owners and staff with strong technical backgrounds, (v) enjoy strong community contacts, and (vi) offer projected annual growth rates in excess of 200%. The Company may also seek to acquire other small computer oriented companies. The Company is not negotiating to acquire, nor has it entered into any agreement to acquire, any such companies.

Marketing

     The Company primarily markets its products and services to customers who are new to the Internet, and who seek to access information using point-and-click graphical interface. Marketing is conducted through a small sales force which contacts prospective customers through advertisements in computer, professional and business publications. The Company also attracts customers by participating in industry trade shows and educational seminars and through referrals from existing customers. In addition, the Company seeks strategic alliances with local computer retailers who offer Internet access fee discounts to their customers and through joint advertising efforts with television and radio stations. The Company may also distribute Internet services through retail channels.

     Direct mailings, telemarketing programs, co-marketing agreements and joint promotional efforts among organizations and individual users are strategies that the Company may employ in the future. Finally, the Company seeks to retain business customers and individual users through what it perceives to be responsive customer support and services programs.

Competition

     The Internet services business is highly competitive and there are few significant barriers to entry. Currently, the Company competes with a number of national and local California Internet service providers. In addition, a number of multinational corporations, including giant communications carriers such as AT&T, MCI, Sprint and some of the regional Bell operating companies, are offering, or have announced plans to offer, Internet access or on-line services. The Company also faces significant competition from Internet access consolidates such as Verio, Inc. and from on-line service firms such as America Online (AOL), CompuServe, and Prodigy. The Company believes that new competitors which may include computer software and services, telephone, media, publishing, cable television and other companies, are likely to enter the on-line services market.

     The ability of some of the Company's competitors to bundle Internet access software with other popular products and services could give those competitors an advantage over the Company. For example, NETCOM, MCI and PSI offer retail software packages and AOL and Prodigy bundle their software with new PCs.

     Many of the Company's competitors possess financial resources significantly greater than those of the Company and, accordingly, could initiate and support prolonged price competition to gain market share. If significant price competition were to develop, the Company might be forced to lower its prices, possibly for a protracted period, which would have a material adverse effect on its financial condition and results of operations and could threaten its economic viability. In addition, the Company believes that the Internet service and on-line service businesses will further consolidate in the future, which could result in increased price and other competition in the industry and consequently adversely impact the Company. In the last year, a number of on-line services have lowered their monthly service fees, which may cause the Company to lower its monthly fees in order to compete.

     The Company believes that the primary competitive factors among Internet access providers are price, customer support, technical expertise, local presence in a market, ease of use, variety of value-added services and reliability. The Company believes it is able to compete favorably in these areas. The Company's success in its markets will depend heavily upon its ability to provide high quality Internet connectivity and value-added Internet services targeted in select target markets. Other factors that will affect the Company's success in these markets include the Company's continued ability to attract additional experienced marketing, sales and management talent, and the expansion of support, training and field service capabilities.

Employees

     As of September 30, 1997, the Company employed ten full-time and two part-time individuals. The Company believes it maintains good relations with its employees. None of the Company's employees are represented by a labor union or covered by a collective bargaining agreement.

Properties

     In September 1994, the Company acquired, under a 20-year non-cancelable capital lease, an office building, including land and improvements located at 2580 West Shaw, Fresno, California 93711. The lease requires initial annual minimum lease payments of $188,000, increasing every five years to a maximum annual payment of $338,000 in 2009. Under the lease, the Company has an option to purchase the building and land for $1,800,000 until April 30, 1997. Such amount increases to $1,900,000 through April 30, 1998. After April 30, 1998, the option amount increases annually by the percentage increase in the Consumers Price Index, as further described in the lease. Upon exercise of the purchase option, the principal portion of the lease payments made by the Company will be applied toward the down payment for the purchase price based upon an amortized 20-year note with interest accruing at 9% per annum. The Company does not occupy any space in the building, although it leased a portion of it to SSC and the SSC Principals based upon monthly payments to the Company of $12,000 through February 1998. See "Certain Transactions". In May 1997, as a result of the Company's default on the lease, the Company agreed to return possession of the office building to the landlord. Accordingly, the landlord collects rents directly from the tenants of the office building and the Company is responsible for the difference between such aggregate rents and the Company's lease payment to the landlord. As of the date hereof, the landlord is collecting monthly rents aggregating approximately $9,200 and the Company's monthly leasehold obligation is approximately $15,600 leaving a monthly balance due from the Company to the landlord of approximately $6,400.

     The Company leases 4,000 square feet of space for its offices and operating facilities at 2300 Tulare Street, Suite 210, Fresno, California 93721. The lease term is five years, ending May 2002 and requires minimum annual payments of $40,250 increasing every year to a maximum of $55,375 in 2002. The Company also leases approximately 250 square feet for its corporate office space in Santa Monica, California on a month-to-month lease for $600 per month.

Litigation


     As a result of the failure of SSC and the SSC Principals to pay certain trade account payables and certain office rent under a sublease from the Company, the Company has been threatened with litigation from such trade creditors (currently aggregating approximately $25,000) and has been required to return possession of the SSC subleased office space to the Company's landlord. The Company believes that the total contingent liability to trade account creditors arising from defaults by SSC and the SSC Principals does not exceed $100,000. Additionally, the total amount due from SSC and the SSC Principals under the Company's office sublease aggregates approximately $100,000.



     In May 1997, the SSC Principals brought an administrative labor claim against the Company before the California office of the State Labor Commission seeking unpaid wages in the amount of approximately $160,000. The case was dismissed by the Labor Commission in December 1997 but may be refiled as a civil action if the claimants elect to do so. As of this date the case has not been refiled. This Company believes the claim to be without merit.

     The Company is a defendant in a civil action entitled "P/K Associates, Inc. et al. v. Fresno Business Journal, Inc., et al" civil action number 97-5546 filed in the United State District Court for the Eastern District of California in May 1997. The suit alleges certain copyright violations against the Fresno Business Journal and the Company. The Company settled the case in December 1997 for a payment of $5,000 to the plaintiffs.

     In February 1997, three of the Company's former employees brought a civil action against the Company in the California Municipal Court entitled "David J. Dague, et al. v. ProtoSource Corporation" for back wages aggregating approximately $45,000. The Company alleges that these amounts, if due, are the responsibility of SSC and the SSC Principals under the Divestiture Agreement. The Company is unable to predict the outcome to the litigation.

     Payment of any judgments or settlements in connection with these litigation matters, together with the costs of defending such matters, could adversely affect the Company's results of operations and financial condition.

                                   MANAGEMENT

Officers and Directors

     The name, age and position of each of the Company's executive officers and directors are set forth below:

                                                                Officer/Director
        Name                Age                  Position             Since
        ----                ---                  --------             -----

Raymond J. Meyers           41            Chief Executive Officer      1996
                                          Chief Financial Officer
                                          and Director

David A. Appell             34            Director                     1997

Dickon Pownall-Gray (1)     43            Director                     1997

----------

(1) Mr. Pownall-Gray will become a director of the Company at the closing of the Offering.


     Directors hold office for a period of one year from their election at the annual meeting of stockholders or until their successors are duly elected and qualified. Officers of the Company are elected by, and serve at the discretion of, the Board of Directors. In January 1997, in connection with the sale of the Company's Classic Line, the SSC Principals resigned as officers and directors and Raymond J. Meyers, Andrew Chu, Steven A. Kriegsman and Howard P. Silverman were elected as officers and directors. In May 1997 Mr. Kriegsman resigned and in August 1997 Messrs. Chu and Silverman resigned. The Company established an audit committee in January 1998 composed all of three members of its Board of Directors.


Background

     The following is a summary of the business experience, for at least the last five years, of each executive officer and director of the Company:

     Raymond J. Meyers became the Company's Chief Executive Officer in December 1996. From 1985 to 1996, he was employed by Transamerica Corporation holding a variety of positions, most recently (from 1991 to 1996) as Director of Business Services for Transamerica Telecommunications. Mr. Meyers graduated from Rutgers University in 1979, with a Bachelor of Arts degree in Economics.

     David A. Appell became a Director of the Company in September 1997. Since January 1997, he has served as an investment banker for the Underwriter, and since February 1992, he has been engaged in the private practice of law. Mr. Appell also serves as a director of Allied Capital Services, LLC, a consulting firm which provides financing and real estate development services. From April 1996 to January 1997 he served as Managing Director of Investment Banking for R.D. White & Co., Inc. Mr. Appell is the General Partner of HPH Capital Growth

L.P., a New York Limited Partnership created to raise and manage funds for equity investments. From December 1993 through April 1996 he served as house counsel for Comart, Inc., an introducing broker registered with the commodities futures trading commission. Mr. Appell received a Judicial Doctorate degree from Cardozo Law School and holds a BBA in Accounting from Pace University. He is a Member of the New York State Bar and New Jersey State Bar. He is a registered options principal, general securities representative, uniform securities agent and general securities principal. He is also registered as a commodity trading advisor and commodity pool operator.

     Dickon Pownall-Gray will become a director of the Company at the closing of the Offering. Since 1994 he has acted as an independent consultant and an investment manager for his own account. Since 1995 he has also been a stockholder and a director of Infosis, Inc. From 1992 to 1993 he served as Senior Vice President in charge of acquisitions for Preferred Health Care, Inc. From 1988 to 1991 he was Chief Executive Officer and a founder of CareSys, Inc., a medical monitoring and database cost containment company. In 1991 he sold CareSys, Inc. to Preferred Health Care, Inc. From 1985 to 1987 he served as Chief Executive Officer of Health Care Systems. From 1982 to 1984 he was a senior consultant for Bain & Co. in its London office. Mr. Pownall-Gray holds an MBA from the London Business School, an MA in Sports Science from the University of California Berkeley, a BA (Honors History and Sports Science) from the University of Birmingham.

Executive Compensation

     None of the Company's executive officers or directors currently receive compensation in excess of $100,000 per year except Mr. Meyers, the Company's Chief Executive Officer, who receives a salary of $130,000 per year pursuant to an Employment Agreement which expires in January 1999. The Employment Agreement also provides for cash bonuses ranging from $25,000 (if the Company earns at least $500,000 before taxes in any year) to $75,000 (if the Company earns at least $1,250,000 before taxes in any year). In connection with his employment, Mr. Meyers was also granted options to purchase 36,667 shares of Common Stock vesting over a three year period at $3.75 per share exercisable at any time until October 2001. No executive officer or director received compensation in excess of $100,000 for the calendar years ended December 31, 1996, 1995 or 1994. Compensation for all officers and directors as a group for the calendar year ended December 31, 1996, aggregated $64,000.




     The following table discloses certain compensation paid to the Company's executive officers for the calendar years ended December 31, 1996, 1995 and 1994.

                                                Summary Compensation Table

                                                                             Long Term Compensation
                               Annual Compensation                           Awards          Payouts
                               -------------------                           -----------------------

    (a)           (b)        (c)         (d)            (e)            (f)            (g)             (h)            (i)
Name
and
Prin-                                                  Other                                                         All
cipal                                                 Annual       Restricted                                       Other
Posi-                                                 Compen-         Stock        Options/          LTIP          Compen-
tion             Year     Salary($)    Bonus($)      sation($)     Award(s)($)      SARS(#)        Payouts ($)     sation($)
------------     ----     ---------   --------       ---------     -----------      -------        ----------     ---------
James C.         1996      $61,925    $     0            0              0              0               0              0
Robinson         1995       61,425      5,941            0              0              0               0              0
Chief Execu-     1994       57,226     25,000            0              0              0               0              0
tive Officer

1995 Stock Option Plan

     In November 1994, the Company adopted a stock option plan (the "Plan") which provides for the grant of options intended to qualify as "incentive stock options" and "nonqualified stock options" within the meaning of Section 422 of the United States Internal Revenue Code of 1986 (the "Code"). Incentive stock options are issuable only to eligible officers, directors, key employees and consultants of the Company.


     The Plan is administered by the Board of Directors and terminates in November 2004. As of September 30, 1997, the Company had reserved 150,000 shares of Common Stock for issuance under the Plan. Under the Plan, the Board of Directors determines which individuals shall receive options, the time period during which the options may be partially or fully exercised, the number of shares of Common Stock that may be purchased under each option and the option price.


     The per share exercise price of the Common Stock may not be less than the fair market value of the Common Stock on the date the option is granted. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option, more than 10% of the total combined voting power of all classes of stock of the Company is eligible to receive incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the Common Stock subject to the option on the date of grant.

     No options may be transferred by an optionee other than by will or the laws of descent and distribution, and, during the lifetime of an optionee, the option may only be exercisable by the optionee. Options may be exercised only if the option holder remains continuously associated with the Company from the date of grant to the date of exercise. Options under the Plan must be granted within five years from the effective date of the Plan and the exercise date of an


                                       32

option cannot be later than ten years from the date of grant. Any options that expire unexercised or that terminate upon an optionee's ceasing to be employed by the Company become available for reissuance. Shares issued upon exercise of an option will rank equally with other shares then outstanding.

     As of the date of this Prospectus, no options have been granted under the Plan.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information concerning the holdings of Common Stock (without giving effect to any shares issuable upon exercise of the Warrants, the Overallotment Option, or the Underwriter's Warrants) by each person who, as of the date of this Prospectus, holds of record or is known by the Company to hold beneficially or of record more than 5% of the Company's Common Stock, by each director, and by all directors and executive officers as a group. All shares are owned beneficially and of record and all share amounts include warrants and options exercisable within 60 days from the date hereof. The address of all persons listed below is in care of the Company at 2300 Tulare Street, Suite 210, Fresno, California 93721.


                                                  Percent of         Percent of
                                Amount of       Class Prior to       Class After
Name                            Ownership          Offering           Offering
---------------                 ---------        -------------       -----------
Raymond J. Meyers (1)             13,333              2.0%               .8%
Andrew Chu(2)                     38,999              5.5%              2.4%
David A. Appell                        0                0%                0%
Dickon Pownall-Gray                    0                0%                0%
Steven A. Kriegsman(3)           117,667             15.0%              7.0%
Anaka Prakash                     38,667              5.8%              2.5%
World Spirit, Inc.                50,000              7.5%              3.2%
All officers and directors as
 a group (3 persons)(1)           13,333              2.0%               .8%

----------

(1) Represents stock options to purchase 13,333 shares at $3.75 per share at any time until October 2001. Mr. Meyers holds an additional 23,334 stock options which vest in 1998 and 1999.

(2) Represents common stock purchase warrants to purchase 38,999 shares at $3.75 per share at any time until October 2001.


(3) Represents common stock purchase warrants to purchase 117,667 shares at $3.75 per share at any time until October 2001. All common stock purchase warrants are held by the Kriegsman Group ("KG") of which Mr. Kriegsman is the President and a principal stockholder. KG originally received 146,666 Warrants, but assigned 28,999 of such Warrants to Mr. Chu. See "Certain Transactions."

                              CERTAIN TRANSACTIONS

     Management of the Company believes that the transactions described below were no more or less fair than the terms of transactions which the Company might otherwise have entered into with third party nonaffiliated entities. All related party transactions have been and will continue to be approved by a majority of the disinterested members of the Company's Board of Directors.


     In November 1994, the Company issued 857,140 shares of its Convertible Preferred Stock to five of the Company's then officers and directors, (and 42,860 to another individual not otherwise affiliated with the Company) each share of which was convertible for no additional consideration into one share of Common Stock for each fifteen shares of Preferred Stock. All 900,000 shares of Convertible Preferred Stock were canceled and returned to the Company by the five holders in connection with the Divestiture Agreement described below.


     In February 1995, the Company loaned $35,000 to Charles T. Howard, the Company's then President. Interest on the loan is payable monthly at the rate of 9% per annum and the promissory note evidencing the indebtedness was due in April 1997 and remains unpaid. The promissory note is secured by 3,333 shares of the Company's Common Stock owned by Mr. Howard and was transferred to SSC as a part of the Divestiture Agreement described below.

     In October 1996, the Company issued 146,666 common stock purchase warrants to the Kriegsman Group ("KG") for consulting services. Steven A. Kriegsman who subsequently became a director of the Company is the President and controlling stockholder of KG. KG subsequently assigned 35,666 of such warrants to Andy Chu, the Company's President and a director. KG also assigned 3,333 of the 10,000 stock options it received from the SSC Principals to Mr. Chu to provide him with an equity stake in the Company. KG believed that the Company's success and therefore the economic success of its investment in the Company depended in part upon the participation of Mr. Chu as the Company's then President.

     In October 1996, the Company issued 146,667 common stock purchase warrants to the Underwriter as compensation for it assisting the Company in the private placement of 400,000 shares of the Company's Common Stock to a group of investors for $3.75 per share. The Underwriter subsequently assigned 56,667 of such warrants to Howard P. Silverman, a former director of the Company, for his assistance to the Underwriter in connection with the private placement. At the time the subject Warrants were assigned, Mr. Silverman was not a director of the Company. The Company also paid to the Underwriter a cash commission of 10% of the gross proceeds raised ($150,000) and a nonaccountable expense allowance of 3% of such gross proceeds ($45,000). In June 1997, the Underwriter and Mr. Silverman returned 106,667 warrants to the Company without consideration.

     In January 1997, the Company sold the remaining assets of the Classic Line to SSC Technologies, Inc. ("SSC") for $770,850 evidenced by a promissory note bearing interest at 10% per annum payable in January 2007, and the assumption by SSC of all the liabilities of the Classic Line and certain other liabilities, aggregating approximately $500,000. Under the terms of the asset sales agreement (the "Divestiture Agreement"), the Company acquired 25% of the outstanding common stock of SSC for $500,000 in cash (less $200,000 of liabilities which were paid by the Company and deducted from the $500,000) and the remaining 75% of the outstanding common stock was issued to other stockholders including Charles T. Howard, David L. Green, Ding Yang and Steven L. Wilson who were previously officers and directors of the Company (the "SSC Principals"). As part of the Divestiture Agreement, the SSC Principals also (i) canceled 900,000 shares of Convertible Preferred Stock held by them which were previously exercisable into shares of Common Stock on a fifteen for one basis, (ii) agreed to refrain from the sale of an aggregate of 30,300 shares of Common Stock owned by them until October 1999, except with the prior written consent of the Underwriter, (iii) agreed to sublease office space from the Company at a monthly rental of $12,000 through February 28, 1998, (iv) granted to Steven A. Kriegsman, then a director of the Company, an option to purchase up to 10,000 shares of Common Stock held by the SSC principals at any time until October 2001, and (v) personally guaranteed ,on a joint and several basis, the $770,850 promissory note and all other obligations of SSC to the Company. The Classic Line assets were valued as a result of negotiations between the Company and the SSC Principals.

                            DESCRIPTION OF SECURITIES

Common Stock

     The Company is authorized to issue 10,000,000 shares of common stock, no par value (the "Common Stock"), of which 665,333 shares are currently outstanding. Upon issuance, the shares of Common Stock are not subject to further assessment or call. The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. Cumulative voting for election of directors is permitted. Subject to the prior rights of any series of Preferred Stock which may be issued by the Company in the future, holders of Common Stock are entitled to receive ratably such dividends that may be declared by the Board of Directors out of funds legally available therefor, and, in the event of the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid and non-assessable.

Warrants

     Each Warrant represents the right to purchase one share of Common stock at an initial exercise price of $______ per share (100% of the closing bid price of the Common Stock on the Bulletin Board one day prior to the date hereof) for a period of five years from the date hereof. The exercise price and the number of shares issuable upon exercise of the Warrants will be adjusted upon the occurrence of certain events, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions, reclassifications or combinations of the Common Stock or similar events. The Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Warrants or the current market price of the Company's securities and do not entitle Warrant holders to any voting or other rights as a shareholder until such Warrants are exercised and Common Stock is issued.

     Warrants may be redeemed in whole or in part at the option of the Company after one year from the date hereof, upon 30 days' notice and with the consent of the Underwriter, at a redemption price equal to $.10 per Warrant if the closing price of the Company's Common Stock on the NASDAQ SmallCap Market (or the Bulletin Board) is at least $_______ per share (150% of the closing price of the Common Stock on the Bulletin Board one day prior to the date hereof) for 20 consecutive trading days, ending not earlier than 15 days before the Warrants are called for redemption.

     Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that the Company will be able to do so.

     The shares of Common Stock issuable on exercise of the Warrants will be, when issued in accordance with the Warrants, duly and validly issued, fully paid and non-assessable. At all times that the Warrants are outstanding, the Company will authorize and reserve at least that number of shares of Common Stock equal to the number of shares of Common Stock issuable upon exercise of all outstanding Warrants.

     For the term of the Warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of the Company's Common Stock, with a resulting dilution in the interest of all other stockholders. So long as the Warrants are outstanding, the terms on which the Company could obtain additional capital may be adversely affected. The holders of the Warrants might be expected to exercise the Warrants at a time when the Company would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the Warrants.

Prior Warrants

     In connection with the IPO, the Company issued 46,000 Prior Warrants. Each Prior Warrant represents the right to purchase one share of Common Stock at an exercise price of $97.50 per share at any time until February 9, 1998. The exercise price and the number of shares issuable upon exercise of the Prior Warrants are subject to adjustment in certain events including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. The Prior Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less than the exercise price of the Prior Warrants or the current market price of the Company's securities.

     Prior Warrants may be redeemed in whole or in part at the option of the Company upon 30 days' notice, at a redemption price equal to $.01 per Prior Warrant if the closing price of the Company's Common Stock is at least $112.50 per share for 30 consecutive trading days.

     Holders of Prior Warrants may exercise their Prior Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. The Company is required to use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Prior Warrants until the expiration date of the Prior Warrants, although there can be no assurance that the Company will be able to do so.

Other Warrants


     In October 1996, the Company issued 146,667 Warrants to the Underwriter, (of which 56,667 Warrants were assigned to Howard P. Silverman) and 146,667 Warrants to KG. The Underwriter and Howard P. Silverman returned 106,667 Warrants and the remaining 186,667 Warrants, along with the underlying 186,667 shares of Common Stock, were registered for public sale by the Company in May 1997. Each Warrant entitles the holder to purchase one share of Common Stock for $3.75 per share at any time until October 2001. See "Certain Transactions."


Preferred Stock

     The Company is authorized to issue 5,000,000 shares of preferred stock, no par value (the "Preferred Stock"), none of which is currently outstanding. In December 1994, the Company issued 900,000 shares of Preferred Stock to five of the Company's then executive officers. All such shares were subsequently canceled with the agreement of the holders. The Preferred Stock may, without action by the stockholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rates, sinking fund provisions, liquidation preferences and conversion rights for any series of Preferred Stock issued in the future.

Use of Preferred Stock As Anti-Takeover Device

     It is not possible to state the actual effect of any authorization of Preferred Stock upon the rights of holders of Common Stock until the Board determines the specific rights of the holders of any other series of Preferred Stock. The Board's authority to issue Preferred Stock also provides a convenient vehicle in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the future issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and therefore, may be used as an "anti-takeover" device adversely affecting the holders of the Common Stock and depressing the value of the Common

Stock. The Company has no current plans to issue any other Preferred Stock. See "Risk Factors - Control by Management; Authorization and Issuance of Preferred Stock; Prevention of Changes in Control."

Common Stock Eligible For Future Sale

     Sales of substantial amounts of Common Stock in the open market or the availability of such shares for sale could adversely affect the market price for the Common Stock. The Company is registering for public sale 900,000 Units, consisting of 900,000 shares of Common Stock, 900,000 Warrants and 900,000 shares of Common Stock underlying the warrants. As of the date hereof, there are 665,333 shares of the Company's Common Stock outstanding, of which (i) 46,000 shares were registered for sale in the Company's IPO, (ii) 426,667 shares and 186,666 shares underlying 186,666 Common Stock Purchase Warrants were registered in May 1997, (iii) 42,666 shares may currently be sold under Rule 144, and (iv) 150,000 shares may be sold under Rule 144 commencing in July 1998. The holders of 30,300 have agreed to refrain from selling such shares until October 1999, without the prior written consent of the Underwriter. See "Underwriting."

     The Company has granted certain demand and piggy-back registration rights in connection with (i) the Underwriter's Warrants and the component securities, and (ii) the issuance of 150,000 shares of Common Stock as a part of the Bridge Loan. See "Underwriting."

Transfer Agent and Warrant Agent

     Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite 2350, Denver, Colorado 80202, is the Company's transfer agent and warrant agent.

Dividends

     The Company has not paid cash dividends on its Common Stock and does not intend to pay any cash dividends on its Common Stock in the foreseeable future. Earnings, if any, will be retained to finance growth. The Company has no financing or other agreements which prohibit payment of dividends.

Limitation on Liability

     The Company's Articles of Incorporation provide that liability of directors to the Company for monetary damages is eliminated to the full extent provided by California law. Under California law, a director is not personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability arising from (i) any breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) authorizing the unlawful payment of a dividend or other distribution on the Company's capital stock or the unlawful purchases of its capital stock, or (iv) any transaction from which the director derived any improper personal benefit.

     The effect of this provision in the Articles of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages from a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director's duty of care or any liability for violation of the federal securities laws.

                                  UNDERWRITING


     The underwriters named below acting through Andrew, Alexander, Wise & Company, Inc. (the "Underwriter") have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of Units set forth opposite their names below. The Underwriter commenced business in May 1996 and has not acted as an Underwriter in any prior public offerings. The Underwriter's principal business function is to act as a retail brokerage firm purchasing and selling the securities of publicly traded companies on behalf of its clients. There are no material relationships between the promoters of the Company and the Underwriter. David A. Appell, a director of the Company, has provided investment banking consulting services to the Underwriter since January 1997.


                                                                       Number
Underwriters                                                          Of Units
------------                                                          --------

Andrew Alexander Wise & Company, Inc, ............................









Total.................................................................900,000

     The Company has been advised by the Underwriter that it proposes to offer the Units purchased by it directly to the public at the public offering set forth on the cover page of this Prospectus and to certain dealers at a price that represents a concession of $.___ per Unit. The Underwriter is committed to purchase and pay for all of the Units if any Units are taken. After the initial public offering of the Units, the offering price and the selling terms may be changed in the sole discretion of the Underwriter.


     The Company has also granted the Underwriter an Overallotment Option, exercisable within 30 days from the date of this Prospectus, to purchase from the Company up to 135,000 Units solely to cover overallotments. The Underwriter is under no obligation to exercise its Overallotment Option or purchase any Units subject to the Overallotment Option.


     The Underwriter will purchase the Units (including Units subject to the Overallotment Option) from the Company at a price of $______ per Unit. In addition, the Company has agreed to pay the Underwriter a 3% nonaccountable expense allowance on the aggregate initial public offering price of the Units, including Units subject to the Overallotment Option.


     The  Company  has  agreed  to  issue  the  Underwriter's  Warrants  to  the
Underwriter  for  a  consideration  of  $10.  The  Underwriter's   Warrants  are
exercisable at any time in the four-year period commencing one year from the date of this Prospectus to purchase up to an aggregate of 90,000 Units for $______ per Unit in cash (165% of the Offering price of the Units)or on a cashless basis by exchanging the "value" of the existing Underwriter's Warrants (such "value" based upon the difference between the exercise price and the market price of the Underwriter's Warrants on the date of exercise) for additional Units at $___ per Unit. The Underwriter's Warrants are not transferable for one year from the date of this Prospectus except (i) to an Underwriter or a partner or officer of an Underwriter or (ii) by will or operation of law. During the term of the Underwriter's Warrants, the holder thereof is given the opportunity to profit from an increase in the per share market price of the Company's securities. As long as the Underwriter's Warrants are outstanding, the Company may find it more difficult to raise additional equity capital. At any time at which the Underwriter's Warrants are likely to be exercised, the Company would probably be able to obtain additional equity capital on more favorable terms. If the Company files a registration statement relating to an equity offering under the provisions of the 1933 Act at any time during the five-year period following the date of this Prospectus, the holders of the Underwriter's Warrants or underlying Units will have the right, subject to certain conditions, to include in such registration statement, at the Company's expense, all or part of the underlying Units at the request of the holders. Additionally, the Company has agreed, for a period of five years commencing on the date of this Prospectus, on demand of the holders of a majority of the Underwriter's Warrants or the Units issued or issuable thereunder, to register the Units underlying the Underwriter's Warrants one time at the Company's expense. The registration of securities pursuant to the Underwriter's Warrants may result in substantial expense to the Company at a time when it may not be able to afford such expense and may impede future financing. The number of Units covered by the Underwriter's Warrants and the exercise price are subject to adjustment under certain events to prevent dilution.


     In connection with the Offering, the Underwriter and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid or purchase Common Stock or Warrants for the purpose of stabilizing their market prices. The Underwriter may also create a short position for the account of the Underwriter by selling more securities in connection with the Offering than it is committed to purchase from the Company and in such case may purchase securities in the open market following completion of the Offering to cover all or a portion of such short Overallotment Option. Any of the transactions described in this paragraph may result in the maintenance of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

     In connection with the Offering, the Underwriters may also purchase and sell the Common Stock and Warrants in the open market. These transactions may include overallotment and stabilizing transactions as described above, and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purposes of preventing or retarding a decline in the market price of the Common Stock and Warrants; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock or of Warrants than they are required to purchase from the Company in the Offering. The Underwriter also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Common Stock and Warrants sold in the Offering for their account may be reclaimed by the Underwriter if such securities are repurchased by the Underwriter in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Bulletin Board in the over-the-counter market.

     Certain of the Company's shareholders (holding an aggregate of 30,300 shares) have entered into lock-up agreements with the Underwriter pursuant to which they have agreed not to sell or otherwise dispose of any of their shares of Common Stock (including shares issuable upon exercise of stock options) for a period of three years from the date of this Prospectus without the prior written consent of the Underwriter.


     The Company has agreed upon completion of the Offering to retain the Underwriter as a financial consultant for a period of one year at a monthly fee of $5,000 (a total of $60,000), payable in full upon the closing of the Offering. The consulting agreement will not require the Underwriter to devote a specific amount of time to the performance of its duties thereunder.

     The Company has agreed (i) to allow the Underwriter to designate one director or advisor to the Company's Board of Directors for a period of five years from the date hereof (ii) not to offer any equity securities or grant options or warrants to purchase Common Stock without the prior written consent of the Underwriter for a period of three years from the date hereof, (iii) to grant the Underwriter a right of first refusal for three years from the date hereof with respect to any private placement or public offering of the Company's securities, or its subsidiaries and for sales by 5% or greater stockholders of the Company's securities under Rule 144 (subject to the Company's right to terminate the right of first refusal for a $10,000 payment to the Underwriter).


     The Company has agreed to indemnify the Underwriter against certain liabilities including liabilities under the Securities Act and to contribute in certain events to liabilities incurred by the Underwriter in connection with the sale of the Units. In the opinion of the Commission, indemnification against liabilities under the Securities Act is against public policy and is therefore unenforceable.

                                  LEGAL MATTERS

     Certain legal matters in connection with the Offering will be passed upon for the Company by the Law Office of Gary A. Agron, Englewood, Colorado. Snow Becker Krauss P.C., New York, New York, has acted as counsel for the Underwriter in connection with the Offering.

                                     EXPERTS

     The financial statements of the Company for the years ended December 31, 1995 and 1996, appearing in the Registration Statement have been audited by Angell & Deering, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             PROTOSOURCE CORPORATION


                          INDEX TO FINANCIAL STATEMENTS



Financial Statements                                                Page
--------------------                                                ----

 Independent Auditors' Report                                        F-2

 Balance Sheets as of September 30, 1997
   (Unaudited) and December 31, 1996                                 F-3

 Statements of Operations for the nine months
  ended  September 30, 1997 and 1996
  (Unaudited) and for the years ended
  December 31, 1996 and 1995                                         F-5

 Statements  Of  Changes  in  Shareholders'
  Equity  for the nine  months  ended
  September 30, 1997 (Unaudited)
  and for the years ended December 31, 1996 and 1995                 F-6

 Statements Of Cash Flows for the nine months
  ended  September 30, 1997 and 1996
  (Unaudited) and for the
  years ended December 31, 1996 and 1995                             F-7

 Notes To Financial Statements                                       F-9

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
ProtoSource Corporation


We have audited the accompanying balance sheet of ProtoSource Corporation as of December 31, 1996 and the related statements of operations, changes in shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ProtoSource Corporation as of December 31, 1996 and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 in conformity with generally accepted accounting principles.


                                        /s/  Angell & Deering
                                        ---------------------------------------
                                        Angell & Deering
                                        Certified Public Accountants

Denver, Colorado
February 28, 1997, except for
Note 12 as to which the date
is April 25, 1997

                             PROTOSOURCE CORPORATION
                                 BALANCE SHEETS



                                     ASSETS
                                     ------
                                                    September 30,  December 31,
                                                        1997          1996
                                                    ------------   ------------
                                                     (Unaudited)
Current Assets:
  Cash and cash equivalents                          $   61,471    $  482,357
  Accounts receivable:
   Trade                                                183,220        29,156
   Employees and other                                     --          21,397
  Inventories                                             8,980         8,980
  Prepaid expenses and other                             18,932        14,587
  Current portion of note receivable                     47,285        47,285
                                                     ----------    ----------

         Total Current Assets                           319,888       603,762
                                                     ----------    ----------


Property and Equipment, at cost:
  Land                                                  411,176       411,176
  Building and improvements                           1,381,816     1,381,816
  Equipment                                             777,726       680,377
  Furniture                                             110,387       104,375
  Vehicles                                               10,090        10,090
                                                     ----------    ----------
                                                      2,691,195     2,587,834
  Less accumulated depreciation and amortization        659,141       486,441
                                                     ----------    ----------

         Net Property and Equipment                   2,032,054     2,101,393
                                                     ----------    ----------

Other Assets:
  Goodwill, net of accumulated amortization
   of $2,321 and $2,006, respectively                    18,924        19,239
  Deferred tax assets                                    71,550        71,550
  Note receivable, net of current portion above         723,565       723,565
  Deposits and other assets                              89,831        42,346
                                                     ----------    ----------

         Total Other Assets                             903,870       856,700
                                                     ----------    ----------

         Total Assets                                $3,255,812    $3,561,855
                                                     ==========    ==========









                     The accompanying notes are an integral
                       part of these financial statements.

                             PROTOSOURCE CORPORATION
                                 BALANCE SHEETS




                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

                                                    September 30,   December 31,
                                                        1997            1996
                                                        ----            ----
                                                     (Unaudited)
Current Liabilities:
  Accounts payable                                   $    99,716    $   195,694
  Accrued liabilities                                     13,929        267,228
  Customer deposits                                        1,500          1,500
  Notes payable                                          750,000           --
  Current portion of long-term debt                       39,358         39,358
                                                     -----------    -----------

         Total Current Liabilities                       904,503        503,780
                                                     -----------    -----------

Long-Term Debt, net of current portion above:
  Bank                                                      --            2,220
  Obligations under capital leases                     1,851,851      1,852,083
  Less current portion above                              39,358         39,358
                                                     -----------    -----------

         Total Long-Term Debt                          1,812,493      1,814,945
                                                     -----------    -----------

Commitments and contingencies                               --             --

Shareholders' Equity:
  Preferred stock, no par value;
   5,000,000 shares authorized,
   none issued and outstanding                              --             --
  Common stock, no par value;
   10,000,000 shares authorized,
   665,333 and 515,333 shares
   issued and outstanding                              5,590,455      4,839,485
  Accumulated deficit                                 (5,051,639)    (3,596,355)
                                                     -----------    -----------

         Total Shareholders' Equity                      538,816      1,243,130
                                                     -----------    -----------

         Total Liabilities and
           Shareholders' Equity                      $ 3,255,812    $ 3,561,855
                                                     ===========    ===========











                     The accompanying notes are an integral
                       part of these financial statements.




                                       PROTOSOURCE CORPORATION
                                      STATEMENTS OF OPERATIONS



                                               Nine Months Ended September 30,           Years Ended December 31,
                                               -------------------------------           ------------------------
                                                   1997              1996                1996              1995
                                                   ----              ----                ----              ----
                                                        (Unaudited)
Net Revenues:
 Internet service fees                         $   550,969        $   544,590        $   697,581        $   100,901
                                               -----------        -----------        -----------        -----------

       Total Revenues                              550,969            544,590            697,581            100,901

Operating expenses                               1,415,019            897,465          1,121,773          1,079,503
                                               -----------        -----------        -----------        -----------

       Operating Loss                             (864,050)          (352,875)          (424,192)          (978,602)
                                               -----------        -----------        -----------        -----------

Other Income (Expense):
 Interest income                                   104,015                825              3,507             50,891
 Interest expense                                 (898,678)          (137,012)          (272,228)          (160,192)
 Financing costs                                      --                 --             (126,000)              --
 Rent and other income                             203,429             71,280            146,122            124,356
 Other, net                                           --                 --                 --              (10,231)
                                               -----------        -----------        -----------        -----------

       Total Other Income (Expense)               (591,234)           (64,907)          (248,599)             4,824
                                               -----------        -----------        -----------        -----------

Loss From Continuing Operations
 Before Provision For Income Taxes              (1,455,284)          (417,782)          (672,791)          (973,778)

Provision for income taxes                            --                 --                 --                  800
                                               -----------        -----------        -----------        -----------

Loss From Continuing Operations                 (1,455,284)          (417,782)          (672,791)          (974,578)
                                               -----------        -----------        -----------        -----------

Discontinued Operations:
  Loss from discontinued
   operations (Note 2)                                --             (264,200)          (532,663)          (841,707)
  Loss on disposal (Note 2)                           --                 --             (204,346)              --
                                               -----------        -----------        -----------        -----------

       Loss From Discontinued Operations              --             (264,200)          (737,009)          (841,707)
                                               -----------        -----------        -----------        -----------

Net Loss                                       $(1,455,284)       $  (681,982)       $(1,409,800)       $(1,816,285)
                                               -----------        -----------        ===========        ===========

Net Loss Per Share of Common Stock:
  Loss from continuing operations              $     (2.61)       $     (4.71)       $     (3.69)       $    (11.82)
  Discontinued operations                             --                (2.98)             (4.05)            (10.22)
                                               -----------        -----------        -----------        -----------

  Net Loss                                     $     (2.61)       $     (7.69)       $     (7.74)       $    (22.04)
                                               ===========        ===========        ===========        ===========

Weighted Average Number of
 Common Shares Outstanding                         557,897             88,667            182,037             82,439
                                               ===========        ===========        ===========        ===========






                                          The accompanying notes are an integral
                                            part of these financial statements.

                                                          F-5



                                      PROTOSOURCE CORPORATION
                                  STATEMENTS OF SHAREHOLDERS' EQUITY


                                                                  Series A
                                                               Preferred Stock                 Common Stock
                                                               ---------------                 ------------             Accumulated
                                                             Shares      Amount            Shares         Amount          Deficit
                                                             ------      ------            ------         ------          -------

Balance at December 31, 1994                                 900,000       $--             42,666      $   303,595      $  (370,270)

Issuance of common stock and warrants
 in public offering (net of offering
 costs of $808,476)                                             --          --             46,000        2,986,524             --

Contribution of shares to the Company
 by officers and directors for issuance
 in connection with an acquisition                              --          --               --             19,375             --

Net loss                                                        --          --               --               --         (1,816,285)
                                                         -----------       -----      -----------      -----------      -----------

Balance at December 31, 1995                                 900,000        --             88,666        3,309,494       (2,186,555)

Contribution of capital by officers
 through forgiveness of previously
 accrued salaries                                               --          --               --            154,792             --

Issuance of common stock in
 connection with bridge loans                                   --          --             26,667          100,000             --

Issuance of common stock in private
 offering (net of offering costs of
 $24,801)                                                        --          --            400,000        1,275,199             --

Cancellation of Preferred Stock in
 connection with divestiture of assets                      (900,000)       --               --               --               --

Net loss                                                        --          --               --               --         (1,409,800)
                                                         -----------       -----      -----------      -----------      -----------

Balance at December 31, 1996                                    --          --            515,333        4,839,485       (3,596,355)

Issuance of common stock (unaudited)                            --          --               --                970             --

Issuance of common stock in connection
 with bridge loans (unaudited)                                  --          --            150,000          750,000             --

Net loss (unaudited)                                            --          --               --               --         (1,455,284)
                                                         -----------       -----      -----------      -----------      -----------

Balance at September 30, 1997
 (unaudited)                                                    --         $--            665,333      $ 5,590,455      $(5,051,639)
                                                         ===========       =====      ===========      ===========      ===========






                                       The accompanying notes are an integral
                                         part of these financial statements.

                                                       F-6


                                         PROTOSOURCE CORPORATION
                                        STATEMENTS OF CASH FLOWS


                                                     Nine Months Ended September 30,          Years Ended December 31,
                                                     -------------------------------          ------------------------
                                                         1997               1996               1996              1995
                                                         ----               ----               ----              ----
                                                               (Unaudited)
Cash Flows From Operating Activities:

  Net loss                                           $(1,455,284)       $  (681,982)       $(1,409,800)       $(1,816,285)
  Adjustments to reconcile net
   loss to net cash provided (used) by
   operating activities:
    Depreciation and amortization                        173,015            268,687            367,049            584,810
    Provision for bad debts                                 --                 --                 --              508,187
    Assets and liabilities disposed of in
     divestiture and note receivable received               --                 --               17,176               --
    Gain on disposal of equipment                           --                 --               (4,607)              --
    Issuance of common stock for
     costs of financing                                  750,000               --              100,000               --
    Changes in operating assets
     and liabilities:
     Accounts receivable                                (132,667)            35,853            163,556           (499,436)
     Inventories                                            --              (34,229)             7,079             (4,625)
     Deposits and other assets                           (51,830)            (5,523)            15,441            (18,814)
     Accounts payable                                    (95,978)           222,036             32,536           (150,623)
     Accrued liabilities                                (253,299)           371,766            344,284            (10,618)
     Customer deposits                                      --               38,915             (4,000)           (12,213)
     Unearned customer support revenue                      --               (9,443)           (34,542)            (5,286)
                                                     -----------        -----------        -----------        -----------

Net Cash Provided (Used) By
  Operating Activities                                (1,066,043)           206,080           (405,828)        (1,424,903)
                                                     -----------        -----------        -----------        -----------

Cash Flows From Investing Activities:
  Purchases of property and equipment                    (33,402)            (7,238)           (38,421)          (403,591)
  Proceeds from disposal of equipment                       --                 --               10,536               --
  Software development costs capitalized                    --             (442,186)          (442,100)          (592,754)
  Receivable from shareholders                              --                 --                 --              (35,000)
  Other                                                     --                1,214               --                 --
                                                     -----------        -----------        -----------        -----------

Net Cash (Used) By Investing Activities                  (33,402)          (448,210)          (469,985)        (1,031,345)
                                                     -----------        -----------        -----------        -----------


Cash Flows From Financing Activities:
  Payments on notes payable                              (72,411)          (106,146)           (55,675)          (625,998)
  Proceeds from borrowing                                750,000            232,000            200,000             20,000
  Issuance of common stock                                   970               --            1,300,000          3,795,000
  Offering costs incurred                                   --              (20,000)          (224,801)          (619,990)
                                                     -----------        -----------        -----------        -----------

Net Cash Provided By Financing Activities                678,559            105,854          1,219,524          2,569,012
                                                     -----------        -----------        -----------        -----------







                                The accompanying notes are an integral
                                  part of these financial statements.

                                                  F-7



                                     PROTOSOURCE CORPORATION
                                     STATEMENTS OF CASH FLOWS



                                                     Nine Months Ended September 30,      Years Ended December 31,
                                                     -------------------------------      ------------------------
                                                         1997             1996             1996              1995
                                                         ----             ----             ----              ----
                                                             (Unaudited)
Net Increase (Decrease) in Cash and
 Cash Equivalents                                     $(420,886)        $(136,276)        $ 343,711        $ 112,764

Cash and Cash Equivalents at
 Beginning of Period                                    482,357           138,646           138,646           25,882
                                                      ---------         ---------         ---------        ---------

Cash and Cash Equivalents at
 End of Period                                        $  61,471         $   2,370         $ 482,357        $ 138,646
                                                      =========         =========         =========        =========

 Supplemental Disclosure of
  Cash Flow Information:
   Cash paid during the period for:
    Interest                                          $ 148,678         $ 137,012         $ 272,228        $ 174,251
    Income taxes                                           --                --                --                800

 Supplemental Disclosure of Noncash
  Investing and Financing Activities:
   Acquisition of equipment under
    capital leases                                    $  69,959         $  90,802         $  90,349        $ 118,701
   Common stock contributed by
    stockholders for issuance in
    acquisition by the Company                             --                --                --             19,375
   Conversion of account payable to a
    note payable                                           --                --              32,000             --
   Capital contribution by officers through
    forgiveness of previously accrued salaries             --             154,792           154,792             --
   Conversion of note payable into common stock            --                --             200,000             --





















                                      The accompanying notes are an integral
                                        part of these financial statements.

                                                        F-8


                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies
   ------------------------------------------
     Description of Business
     -----------------------
     ProtoSource Corporation, formerly SHR Corporation, doing business as Software Solutions Company (the "Company"), was incorporated on July 1, 1988, under the laws of the state of California. The Company is an Internet services provider.

     Unaudited Interim Financial Statements
     --------------------------------------
     The financial statements as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are unaudited, however, in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

     Reclassifications
     -----------------
     The former software development, MarketStreet and computer training center divisions are presented as discontinued operations in accordance with Accounting Principles Board (APB) Opinion No. 30 (Note 2). The 1995 operations and per share information have been reclassified to present the operations of the three divisions as discontinued operations also.

     Stock Split
     -----------
     On February 28, 1997, the Company's shareholders adopted a resolution approving a one for ten reverse stock split of the issued and outstanding common shares, effective April 2, 1997. All share information and per share data have been retroactively restated for all periods presented to reflect the reverse stock split (Note 12).

     Revenue Recognition
     -------------------
     Product sales represent sales of application software to end users. Equipment sales represent sales of computer and peripheral equipment bundled with the Company's software. Professional service fees represent revenue from custom programming, post contract customer support (PCS) agreements and training and installation related services. Fees associated with insignificant vendor obligations related to installation of systems are deferred and recognized upon completion of performance. Other income represents primarily sales of promotional brochures, marketing materials and sales of miscellaneous equipment and supplies.

     Revenue from product sales is recognized upon delivery to the customer, provided that no significant vendor or PCS obligations remain, and collection of the related receivable is deemed probable. Revenue from PCS agreements is recognized on a straight-line basis over the period of the PCS agreement.

     Revenue from the Internet operations is recognized over the period the services are provided. Deferred revenue consists primarily of monthly subscription fees billed in advance.

     Cash and Cash Equivalents
     -------------------------
     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

     Inventories
     -----------
     Inventories, consisting of computer equipment and supplies held for resale, are stated at the lower of cost (determined on the first in, first out method) or market.

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies (Continued)
   -----------------------------------------------------
     Property and Equipment
     ----------------------
     Depreciation and amortization of equipment, furniture and vehicles are computed using the straight-line method over estimated useful lives of three to seven years. Assets held under capital lease obligations, exclusive of land, are amortized using the straight-line method over the shorter of the useful lives of the assets or the term of the lease. Depreciation of property and equipment charged to operations was $233,201 and $171,695 for the years ended December 31, 1996 and 1995, respectively.

     Goodwill
     --------
     Goodwill is being amortized using the straight-line method over an estimated useful life of 15 years.

     Investment
     ----------
     The Company has a 25% ownership interest in SSC Technologies, Inc. ("SSC"). The Company received the equity interest in connection with the divestiture of three operating divisions of the Company (Note 2). The cost of its investment is $--, and since the Company does not have the ability to exercise influence over operating and financial policies of SSC, the Company is accounting for its investment in SSC utilizing the cost method of accounting. Under the cost method, net accumulated earnings of an investee subsequent to the date of investment are recognized by the investor only to the extent distributed by the investee as dividends. Dividends received in excess of earnings subsequent to the date of investment are considered a return of investment and are recorded as reductions of cost of the investment.

     Software Development Costs
     --------------------------
     Software development costs are capitalized with respect to those products for which technological feasibility (as defined in Statement of Financial Accounting Standards No. 86) has been established. Capitalized amounts are reported at the lower of unamortized cost or net realizable value. These costs are amortized into cost of goods sold on a product-by-product basis. The annual amortization expense is the greater of the amount computed using the ratio of current revenue to the total anticipated revenue for the product or the straight-line method over the estimated life of the product starting when the product is available for general release to customers. Generally, the Company amortizes these costs over three years. Software development costs capitalized relate primarily to product enhancements. Amortization expense for capitalized software was $132,254 and $412,258 for the years ended December 31, 1996 and 1995, respectively.

     Deferred Offering Costs
     -----------------------
     In connection with the Company's public offering (Note 6), costs incurred to complete the offering have been deferred and were offset against the proceeds of the offering.

     Stock-Based Compensation
     ------------------------
     During the year ended December 31, 1996, the Company adopted Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation". The Company will continue to measure compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". See Note 8 for pro forma disclosures of net income and earnings per share as if the fair value-based method prescribed by SFAS 123 had been applied in measuring compensation expense.

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies (Continued)
   -----------------------------------------------------
     Income Taxes
     ------------
     The Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," in 1992. Under the statement, deferred income taxes are provided for temporary differences between the financial reporting and tax bases of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

     Net Income (Loss) Per Share of Common Stock
     -------------------------------------------
     Net income (loss) per share of common stock is based upon the weighted average number of shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents represent the dilutive effect of the assumed exercise of certain outstanding stock options and warrants.

     Estimates
     ---------
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. Discontinued Operations
   -----------------------
     In 1996, the Company retained the Kriegsman Group ("Kriegsman"), a financial consulting firm, to assist it with a financial restructuring of its operations. In connection with the financial restructuring the Company divested the software development, MarketStreet (advertising division) and the computer training center divisions. The divisions were to be spun-off to a new Company owned by the former management of the Company effective August 31, 1996. The closing for the divestiture occurred on December 31, 1996. All of the assets of the three divisions and the related liabilities and facilities leases were assumed by the former management and a note payable was issued by the former management to the Company in the amount of $770,850 (Note 9). Also included in the assets of the divested divisions was $500,000 in cash less approximately $200,000 in liabilities which were paid by the Company which resulted in approximately $300,000 in cash paid to the divested divisions. The management of the divested divisions also assumed all litigation and claims related to the divisions which includes one law suit in the amount of approximately $70,000. The Kriegsman Group also nominated new members for the Board of Directors upon completion of the divestiture of the three divisions which were approved in January 1997. The Company received a 25% ownership interest in the common stock of the new company formed to acquire the divested divisions and the divested divisions will lease the principal office from the Company for a period of eighteen months at the current market rate.

     Kriegsman was to use its best efforts to provide a minimum of $1,500,000 of financing for the Company through bridge loans or equity financing. In August 1996, a bridge loan of $200,000 was obtained by the Company for which the Company issued 26,667 shares of common stock to the bridge lenders as additional consideration for the $200,000 loan. In October and November 1996 the Company sold 400,000 shares of its common stock at $3.75 per share through an Underwriter, which included the conversion of the $200,000 bridge loan into common stock. The Company paid the Underwriter a

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


2. Discontinued Operations (Continued)
   ----------------------------------
     10% sales commission and a 3% nonaccountable expense allowance on the bridge loan and sale of common stock. The Company also entered into a two year financial consulting agreement with the Underwriter which provides for a monthly consulting fee of $5,000 for the two year period.

     As a part of the financing transaction, the Company granted both the Underwriter and Kriegsman warrants to purchase common stock. The Company granted 146,667 warrants to each which are exercisable at $3.75 per share for a four year period through October 31, 2001. The Company also agreed to use its best efforts to file a Registration Statement within 90 days of the closing of the Private Placement to register the shares issued in the Private Placement and the shares underlying the warrants issued to the Underwriter and Kriegsman.

     Revenues applicable to the Company's discontinued  operations were $540,112
     and   $1,734,605   for  the  years  ended   December  31,  1996  and  1995,
     respectively.

3. Long-Term Debt
   ---------------
     Long-term debt consists of the following:

     Bank
     ----
     10.5%   installment  note  due  in  1997  with  monthly
     principal and interest payments of $328, collateralized
     by an automobile.                                            $     2,220

     Obligations Under Capital Leases
     --------------------------------
     5.7% to 25.1%  installment  notes  due in 1997 to 2001,
     collateralized by equipment.                                     193,146

     13% capital  lease for building and land with a 20 year
     lease  term,   with  monthly   principal  and  interest
     payments of $15,634  for the first five years,  $19,021
     for the next  five  years,  $23,142  for the next  five
     years  and  $28,156  for the next  five  years  with an
     escalating purchase option (Note 7).                           1,658,937
                                                                   ----------

        Total Long-Term Debt                                        1,854,303
        Less current portion of long-term debt                        (39,358)
                                                                   ----------
        Long-Term Debt                                             $1,814,945
                                                                   ==========

     Installments due on debt principal, including the capital leases, at December 31, 1996 are as follows:

              Year Ending
              December 31,
                 1997                                          $   39,358
                 1998                                              26,058
                 1999                                              16,325
                 2000                                              42,101
                 2001                                              10,591
                 Later years                                    1,719,870
                                                               ----------

                Total                                          $1,854,303
                                                               ==========
                                      F-12

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


4. Income Taxes
   ------------

     The components of the provision for income taxes are as follows:

                                                  1996               1995
                                                  ----               ----
             Current:
                 Federal                       $     --          $      --
                 State                               --                800
                                               --------           --------
                   Total                             --                800
                                               --------           --------

             Deferred:
                 Federal                             --                 --
                 State                               --                 --
                                               --------          ---------
                   Total                             --                 --
                                               --------          ---------

             Total Provision For
                 Income Taxes                  $     --          $     800
                                               ========          =========


     The provision for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision for income taxes as follows:

                                                  1996               1995
                                                  ----               ----

    Federal statutory rate                        (25)%              (25)%
    State franchise taxes,
     net of federal benefits                       (4)                (4)
    Valuation allowance                            29                 29
                                                -----              -----

        Total                                     --  %              --  %
                                                =====              =====

     Significant components of deferred income taxes as of December 31, 1996 are as follows:

      Net operating loss carryforward                       $1,051,240
      Vacation accrual                                           2,070
                                                            ----------
      Total deferred tax asset                               1,053,310
                                                            ----------
      Accelerated depreciation                                 (43,540)
      State income taxes                                        (1,520)
                                                            ----------
      Total deferred tax liability                             (45,060)
      Less valuation allowance                                (936,700)
                                                            ----------

      Net Deferred Tax Asset                                $   71,550
                                                            ==========

     The Company has assessed its past earnings history and trends, sales backlog, budgeted sales, and expiration dates of carryforwards and has determined that it is more likely than not that $71,550 of deferred tax assets will be realized. The remaining valuation allowance of $936,700 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. The net change in the valuation allowance for deferred tax assets was an increase of $406,760. The Company will continue to review this valuation on a quarterly basis and make adjustments as appropriate.

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


4. Income Taxes (Continued)
   -----------------------
     At December 31, 1996, the Company had federal and California net operating loss carryforwards of approximately $3,900,000 and $1,900,000, respectively. Such carryforwards expire in the years 2007 through 2011 and 1997 through 2001 for federal and California purposes, respectively.

5. Acquisitions
   ------------

     In July 1995, the Company purchased, from an unrelated individual certain assets of ValleyNet Communications, an Internet services provider. The purchase price was $50,000 in cash and 334 shares of the Company's common stock. The common stock was issued by the Company's shareholders in accordance with their agreement to use certain of their shares owned individually in connection with future acquisitions of the Company (Note
     9). The assets acquired consists of computer hardware and software, and goodwill of $21,245 was recorded in connection with the acquisition. The goodwill is being amortized over a fifteen year useful life.

6. Shareholders' Equity
   --------------------
     Incentive Stock Option Plan
     ---------------------------
     In November 1994, the Company's Board of Directors authorized and the shareholders approved, a stock option plan which provides for the grant of incentive and nonqualified options to eligible officers and key employees of the Company to purchase up to 150,000 shares of the Company's common stock. The purchase price of such shares shall be at least equal to the fair market value at the date of grant. Such options vest at the discretion of the Board of Directors, generally over a four-year period. The stock option plan expires in 2004. As of December 31, 1996, no options have been granted under the Plan.

     Preferred Stock
     ---------------
     In December 1994, the Company issued to six individuals, including the Company's five executive officers, for no consideration, a total of 900,000 shares of Series A Convertible Preferred Stock, no par value. Such shares are automatically convertible, in varying amounts per year, into shares of common stock on a fifteen for one basis through 2003 if certain revenue and net income milestones are met as follows:

          (i) an aggregate of 9,375 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $9,600,000 and annual after tax earnings of at least $1,550,000 for the calendar year ended December 31, 1996, an additional 9,375 shares per year will convert to common stock from 1997 to 2002, and 121,875 shares in 2003 if the company reports gross annual revenues of at least $9,600,000, and annual after tax earnings of at least $1,550,000 for calendar years 1997 through 2003.

          (ii) an aggregate of 9,375 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $15,500,000 and annual after tax earnings of at least $3,000,000 for the calendar year ending December 31, 1997, an additional 9,375 shares per year will convert to common stock from 1998 to 2002, and 131,250 shares in 2003 if the Company reports gross annual revenues of at least $15,500,000, and annual after tax earnings of at least $3,000,000 for calendar years 1998 through 2003.

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


6. Shareholders' Equity (Continued)
   --------------------------------
     Preferred Stock (Continued)
     ---------------------------
               (iii) An aggregate of 15,000 shares of Series A Preferred Stock will convert to common stock if the Company reports gross annual revenues of at least $23,800,000 and annual after tax earnings of at least $5,100,000 for the calendar year ending December 31, 1998, an additional 5,000 shares per year will convert to common stock from 1999 to 2002, and 225,000 shares in 2003 if the Company reports gross annual revenues of at least $23,800,000, and annual after tax earnings of at least $5,100,000 for calendar years 1999 through 2003.

     The fair market value of the common stock issued upon conversion will be charged to operations at that time. Any preferred shares not converted during such period will be cancelled. If, prior to January 1, 1999 (i) the Company consolidates with or merges into another corporation or entity (and the Company is not the survivor) or if the Company sells or leases substantially all of its assets and the Company's common stock has appreciated an average of 10% per annum for each 12 month period following the date of the Company's Prospectus (February 9, 1995) or (ii) any person, entity or affiliated group or entities acquires 40% or more of the Company's common stock in any 12 month period, then all preferred stock will be automatically converted into common stock. While outstanding, the preferred stock does not carry voting rights or dividend rights and has a liquidation preference of $.01 per share.

     In connection with the divestiture of three operating divisions (Note 2) all of the outstanding shares of Series A Preferred Stock were cancelled on December 31, 1996.

     Common Stock and Warrants
     -------------------------
     The closing for the Company's IPO occurred on February 17, 1995. The Company sold 46,000 units at $82.50 per unit and paid the Underwriter a 10% commission and a 3% nonaccountable expense allowance which resulted in net proceeds to the Company of $2,986,524. Each unit consists of one share of the Company's common stock and one warrant to purchase an additional share of common stock at $97.50 per share until February 9, 1998. The warrants may be redeemed by the Company at any time, upon 30 days written notice to the holders at a price of $.01 per warrant if the closing price of the common stock is $112.50 or more for 30 consecutive days. The Company also entered into a one year financial consulting contract with the Underwriter for $36,000 which was paid in full in advance. In connection with the offering, the Company issued the Underwriter, for $100, a warrant to purchase 10% of the number of Units sold in the offering. The Warrant is exercisable for a period of four years beginning February 9, 1996. The Underwriter's Warrant is exercisable at a price of $99.00 per Unit. The Units subject to the Underwriter's Warrant are identical to the Units sold to the public.

7. Commitments and Contingencies
   -----------------------------

     In September 1994, the Company acquired, under a 20 year noncancellable capital lease, an office building, including land and improvements. The Company occupied approximately half of the space as its corporate office facility and has sublet the remaining space to unrelated parties. The lease requires initial annual minimum lease payments of $187,608, increasing every five years to a maximum annual payment of $337,872 in 2009. Under the lease, the Company has an option at any time through April 30, 1996, to purchase the building and land for $1,700,000. Such amount increases to $1,800,000 through April 30, 1997 and $1,900,000 through April 30, 1998.
     After  April  30,  1998,  the  option  amount  increases  annually  by  the

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


7. Commitments and Contingencies (Continued)
   ----------------------------------------
     percentage increase in the Consumer Price Index, as further described in the lease. Upon exercise of the purchase option, all lease payments made by the Company will be applied toward the down payment for the purchase price based upon an amortized 20 year note with interest accrued at 9% per annum.

     The Company also leases certain computer equipment and furniture and fixtures under noncancellable capital leases. The Company leases other facilities, certain vehicles and computer equipment under noncancellable operating leases. The Company entered into a sublease for its office building described above in connection with the divestiture of three operating divisions. The sublease rentals to be received in the future are approximately $168,000 and have been deducted from the future minimum lease payments in the table below.

     The following is a schedule of future minimum lease payments at December 31, 1996 under the Company's capital leases (together with the present value of minimum lease payments) and operating leases that have initial or remaining noncancellable lease terms in excess of one year:

          Year Ending                      Capital          Operating
         December 31,                      Leases             Leases               Total
         ------------                      ------             ------               -----
            1997                        $   132,142         $  57,074           $  189,216
            1998                            235,146            53,242              288,388
            1999                            245,162            53,841              299,003
            2000                            266,169            54,918              321,087
            2001                            230,523            56,016              286,539
       Later years                        3,705,573            23,340            3,728,913
                                        -----------         ---------           ----------

    Total Minimum Lease
     Payments                             4,814,715          $298,431           $5,113,146
                                                             ========           ==========

    Less amount representing interest    (2,962,632)
                                        -----------
    Present Value of Net Minimum
     Lease Payments                     $ 1,852,083
                                        ===========

     Rent expense amounted to approximately $120,100 and $133,600 for the years ended December 31, 1996 and 1995, respectively.

     Leased equipment under capital leases as of December 31, 1996 is as follows:

      Building                                                       $1,348,824
      Land                                                              411,176
      Equipment                                                         276,441
      Less accumulated amortization                                    (252,939)
                                                                     ----------

      Net Property and Equipment Under Capital Leases                $1,783,502
                                                                     ==========

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


8. Stock Based Compensation Plans
   ------------------------------
     The Company adopted Financial Accounting Standard No. 123, "Accounting for Stock- Based Compensation" (SFAS 123) during the year ended December 31, 1996. In accordance with the provision of SFAS 123, the Company applies APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations in accounting for its plans and does not recognize compensation expense for its stock-based compensation plans other than for options granted to non-employees. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net income and earnings per share would be reduced to the following pro forma amounts:

                                                     1996           1995
                                                     ----           ----
     Net Loss:
          As  reported                           $(1,409,800)    $(1,816,285)
          Pro forma                               (1,412,843)     (1,816,285)

     Net Loss Per Share of Common Stock:
          As reported                            $     (7.74)    $    (22.04)
          Pro forma                              $     (7.76)    $    (22.04)

     These pro forma amounts may not be representative of future disclosures since the estimated fair value of stock options is amortized to expense over the vesting period and additional options may be granted in future years. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions for the year ended December 31, 1996:

                                                              1996
                                                              ----
     Risk free interest rate                                    5.97%
     Expected life                                          3.5 years
     Expected volatility                                       129.3%
     Expected dividend yield                                       0%

     The Company did not grant any stock options in 1995.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimates, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock based compensation plans.

9. Related Party Transactions
   ---------------------------

     The Company has entered into transactions with its officers and directors, as follows.

     The Company had a note receivable from its former President of $35,000 at December 31, 1995. Interest is payable monthly at 9% per annum and the note is due in April 1997. The note is secured by 3,333 shares of the Company's common stock which are owned by the Company's former President. The note receivable and accrued interest were sold in connection with the divestiture of three operating divisions (Note 2).

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


9. Related Party Transactions (Continued)
   --------------------------------------
     On November 1, 1994, all of the Company's shareholders agreed in writing with each other and with the Company to contribute pro rata from their shareholdings up to a total of 13,334 shares of common stock to be used by the Company (at any time until December 31, 1999) for acquisitions of other companies or lines of business. The Company in its sole discretion may call for such contributions at any time and from time to time for these purposes. The Company will not issue any additional equity securities for purposes of acquisition of other companies or product lines until all 13,334 shares have been contributed. The shareholders did not receive any compensation or other form of remuneration for their agreement to contribute the shares and will have no interest in any of the companies or product lines which may be acquired. The shareholders agreed to provide the 13,334 shares at the request of the Underwriter of the Company's IPO, in order to reduce any dilution to existing shareholders if the Company elected to use common stock for acquisition purposes. In 1995, the Company's shareholders contributed 334 shares in connection with the acquisition of ValleyNet Communications (Note 5).

     The Company incurred expenses in connection with desktop publishing services provided by a Corporation controlled by the wife of the Company's former Chief Executive Officer of $7,800 for the year ended December 31, 1995.

     In connection with the divestiture of three divisions (Note 2) the Company received a note receivable of $770,850 from SSC which is controlled by the former management of the Company. The note bears interest at 10% per annum and is payable in monthly principal and interest installments of $10,187 through 2006. The note is collateralized by substantially all assets of SSC and is guaranteed by the former management of the Company.

     The Company issued 36,667 warrants to its Chief Executive Officer in connection with his employment agreement in November 1996. The warrants vest as to 13,333 warrants in December 1997, 13,334 in December 1998 and 10,000 in December 1999. The warrants are exercisable at $3.75 per share at anytime through December 2001.

10. Concentration of Credit Risk and Major Customers
    ------------------------------------------------
     The Company provides credit, in the normal course of business, to a large number of companies in the Internet services industry. The Company's accounts receivable are due from customers located primarily in central California. The Company performs periodic credit evaluations of its customers' financial condition and generally requires no collateral. The Company maintains reserves for potential credit losses, and such losses have not exceeded management's expectations.

11. Sale of Software
    ----------------
     In December 1995, the Company entered into an agreement to sell its "Classic" Software to a Canadian Limited Partnership (the "Partnership") for a promissory note in the amount of $8,080,000. The Partnership acquired all of the Company's interest in the Classic Software defined as follows; all existing and future updates, upgrades additions, improvements and enhancements and any new versions of the software. The Partnership is selling limited partnership units in Canada and the promissory note will be replaced by cash and promissory notes as the units are sold. If all units are sold, the Company would receive $1,333,200 cash at closing (less expenses), $1,333,200 cash on March 21, 1996 (less expenses) and notes receivable from the limited partners of $5,413,600. The notes bear interest

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


11. Sale of Software (Continued)
    ---------------------------
     at 8.5% per annum and are due December 27, 2005 with interest payable annually. The Partnership closed on December 28, 1995 selling units representing 18.81% of the purchase price of the software and the Company received $188,000, net of expenses, and received the second payment of $188,000 in March 1996. A second partnership was formed in 1996 in Canada to sell units to acquire the remaining 81.19% of the Software. The Company received approximately $150,000, net of expenses, on December 31, 1996 for the sale of software to the second partnership. The $150,000 was paid to the Company that acquired the software development division pursuant to the terms of the Divestiture Agreement.

     The Company also entered into a Distribution Agreement with the Partnership, whereby the Company was appointed as the exclusive distributor of the Classic Software throughout the world for a term of twenty years. Under the terms of the Distribution Agreement the Company will purchase copies of the Classic Software for resale to third parties. Until December 31, 2000, the Company shall pay the following prices for each copy of the Software purchased from the Partnership:

          (a) until the Company has purchased $475,000 of copies in each year, 100% of the price the Company invoices to its customers for each copy of the Software; plus

                                                              Percentage of Sales
                                                              -------------------
                Until                                       Below             Over
             December 31,           Sales Benchmark        Benchmark        Benchmark
             ------------           ---------------        ---------        ---------
                1997                $ 8,850,000                5%              .1%
                1998                 10,275,000                4               .1
                1999                 15,150,000                3               .1
                2000                 34,000,000                5               .1
             Later Years                    -0-                6                6

     Prior to the repayment of the Promissory Notes, payments to the Partnership for Software will be applied by the Partnership as follows:

          i) first, the Partnership shall pay to the Company on behalf of each Limited Partner, an amount equal to the interest then payable in respect of the Promissory Note issued by such Limited Partner;

          ii) second, the balance remaining allocable to each Limited Partner will be paid (A) 55% to the Limited Partner and (B) 45% to the Company for repayment of the principal amount then outstanding on the Limited Partner's Promissory Note.

     The Partnership has also entered into an Option Agreement with the Company whereby the Company may purchase the Software from the Partnership upon certain triggering events. Upon the occurrence of such triggering events the Company, at its sole option, may purchase the software from the Partnership for a purchase price based upon the following.

     The purchase price payable by the Company for the Software shall be equal to the fair market value of the Software on the Exercise Date as determined by a qualified arm's length appraiser agreed to by the parties, provided that, if as a result of a Triggering Event, securities are issued by the

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


11. Sale of Software (Continued)
    ---------------------------
     Company, or to the Company or its shareholders, the purchase price shall be satisfied by the transfer by the Company to the Partnership of that number of securities having a fair market value equal to the lesser of the purchase price and 22.0% of the securities issued or received, as the case may be, on a fully diluted basis. The Company agrees to jointly elect under applicable taxing statutes, with the Partnership to complete the transaction on a tax deferred basis, with respect to the issuance of securities to the Partnership by allowing the Partnership to transfer the Software to a Canadian subsidiary of the Company on a tax deferred basis.

     In the event that sales revenue earned by the Partnership in any year under the terms of the Distribution Agreement are less than $475,000 in any calendar year prior to the Exercise Date, the percentage of the securities to be transferred by the Company to the Partnership shall be increased by 1% for each 10% shortfall to a maximum of 5% in any calendar year, provided that the option of the Partnership to acquire such additional shares shall not be exercisable by the Partnership until the promissory notes issued by limited partners to the Company have been paid in full and until such time, such additional options may be repurchased by the Company for a price equal to 150% of the cash shortfalls for which the options were issued.

     Since the Company is responsible for maintaining, upgrading and developing future revisions of the Software, the transaction has not been accounted for as a sale by the Company. In addition, the notes receivable have not been recorded by the Company as a result of their long-term nature and they are primarily expected to be repaid as the Company sells software to third parties and makes payments to the Partnership pursuant to terms of the Distribution Agreement. Therefore, repayment prior to 2005 will only occur out of revenue generated by the Company. This transaction has been accounted for by the Company on a cost recovery basis and the cash received from the Partnership will reduce the capitalized software costs and revenue will be recognized when the capitalized software costs have been reduced to zero since the Company has, in essence, retained substantially all rights of ownership.

     The software and all rights to the above agreements were sold by the Company in connection with the divestiture of the software development division (Note 2).

12. Subsequent Events
    ------------------
     Reverse Stock Split
     -------------------
     On March 26, 1997, the Company filed a Proxy Statement for a special meeting of stockholders to be held April 25, 1997 to vote on a proposed reverse stock split of the Company's common stock on the basis of two shares for each three shares outstanding. The Company's stockholders approved the reverse stock split on April 25, 1997 and accordingly, all share amounts and earnings per share amounts have been retroactively restated to give effect to the reverse stock split.

13. Subsequent Events (Unaudited)
    ----------------------------
     Warrants (Unaudited)
     --------------------
     In June 1997, the Underwriter returned 106,667 warrants to the Company without consideration.

                             PROTOSOURCE CORPORATION
                          NOTES TO FINANCIAL STATEMENTS


13. Subsequent Events (Unaudited) (Continued)
    ----------------------------------------
     Bridge Loans (Unaudited)
     ------------------------
     In June through August 1997, the Company borrowed $750,000 from a group of nine lenders (the "1997 Bridge Loan"). As additional compensation for the 1997 Bridge Loan, the Company issued an aggregate of 150,000 shares of common stock to the lenders, one share for each $5 loaned to the Company. The Bridge Loan bears interest at 12% per annum and is payable on the earlier of the closing of a public or private offering of securities by the Company for at least $1,000,000 or fifteen months from the date of the Bridge Loan.

     The Company paid the Private Placement Agent a sales commission of 10% of the proceeds of the Bridge Loans and a 3% nonaccountable expense allowance.

     Proposed Public Stock Offering (Unaudited)
     ------------------------------------------

     The Company has executed a letter of intent with an Underwriter to offer 900,000 units of the Company's securities, each unit consisting of one share of the Company's common stock and one redeemable common stock purchase warrant. The offering price per unit will be the average bid price of the common stock in the over-the-counter market for the common stock on the day prior to the Offering. Each warrant is exercisable to purchase one share of common stock at the public offering price of the Units for a period of five years from the effective date of the Company's Registration Statement and may be redeemed by the Company. The Company will also grant the Underwriter an option to purchase an additional 135,000 units from the Company to cover over-allotments for a period of 30 days from the effective date of the Registration Statement.

     The Company will pay the Underwriter a commission equal to ten percent of the gross proceeds of the offering and a non-accountable expense allowance equal to three percent of the gross proceeds of the offering. In connection with the offering, the Company has agreed to issue the Underwriter a warrant, for $100, to purchase up to 90,000 units which shall be exercisable at a price per unit equal to 165% of the public offering price of the Units. The Underwriter's warrant is exercisable for a period of four years beginning one year from the effective date of the Registration Statement. The units subject to the Underwriter's warrant will be identical to the units sold to the public. The Company has also agreed upon completion of the Offering to retain the Underwriter as a financial consultant for a period of one year at a monthly fee of $5,000 (a total of $60,000) payable in full upon completion of the Offering. There can be no assurance that the Offering will be successfully completed.

Default on Facilities Lease
---------------------------

In May 1997, as a result of the Company's default on its capital lease, the Company agreed to return possession of the office building to the landlord. The Company does not occupy any space in the building, although it leased a portion of it to SSC and the SSC Principals based upon monthly payments to the Company of $12,000 through February 1998. Accordingly, the landlord collects rents directly form the tenants of the office building and the Company is responsible for the difference between such aggregate rents and the Company's lease payment to the landlord. The landlord is currently collecting monthly rents aggregating approximately $9,200 and the Company's monthly leasehold obligation is approximately $15,600 leaving a monthly balance due from the Company to the landlord of approximately $6,400.

--------------------------------------------------------------------------------


     No dealer, salesman or other person
has   been   authorized   to  give   any
information     or    to    make     any
representations  other than contained in
this  Prospectus in connection  with the
Offering  described herein, and if given
or    made,    such    information    or
representations  must not be relied upon
as  having   been   authorized   by  the
Company.   This   Prospectus   does  not
constitute  an  offer  to  sell,  or the
solicitation  of an  offer  to buy,  the
securities  offered hereby to any person
in any  state or other  jurisdiction  in                900,000 Units
which  such  offer  or  solicitation  is
unlawful.  Neither the  delivery of this
Prospectus nor any sale hereunder shall,
under  any  circumstances,   create  any
implication   that  there  has  been  no
change  in the  affairs  of the  Company
since the date hereof.
                                                   PROTOSOURCE CORPORATION
               ------------

            TABLE OF CONTENTS

                                    Page
                                    ----               ---------------
Available Information................  3
Prospectus Summary...................  4                 PROSPECTUS
The Company .........................  7
Risk Factors.........................  9               ---------------
Capitalization....................... 17
Price Range of Common Stock.......... 18
Use of Proceeds...................... 18
Selected Financial Data.............. 19          Andrew, Alexander, Wise &
Management's Discussion and                             Company, Inc.
  Analysis of Financial Condition
  and Results of Operations.......... 20
Business............................. 23              __________, 1998
Management........................... 30
Principal Stockholders............... 34
Certain Transactions................. 35
Description of Securities............ 36
Underwriting......................... 40
Legal Matters........................ 43
Experts.............................. 43
Financial Statements.................F-1

     Until  __________,  1998  (25  days
after the date of this Prospectus),  all
dealers  effecting  transactions  in the
registered  securities,  whether  or not
participating in this distribution,  may
be  required  to  deliver a  Prospectus.
This is in addition to the obligation of
dealers  to  deliver a  Prospectus  when
acting as underwriters  and with respect
to   their    unsold    allotments    or
subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.
---------------------------------------------------

     Section 5 of the Registrant's Restated Articles of Incorporation provide that liability of directors for monetary damage is eliminated to the fullest extent possible with California law. Section 6 provides for indemnification of all of the Registrant's agents (including officers and directors) subject only to limits imposed by California law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling the Company, the Company has been advised that, in the opinion of the Securities and Exchange Commission, Washington, D.C. 20549, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by an officer, director or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 25. Other Expenses of Issuance and Distribution.(1)
--------------------------------------------------------

         SEC Registration Fee...............................  $     4,124
         NASD Filing Fee....................................        1,861
         Blue Sky Legal and Filing Fees.....................       15,000
         Printing Expenses..................................       30,000
         Legal Fees and Expenses............................       60,000
         Accounting Fees....................................       45,000
         NASDAQ Application Fee.............................       10,000
         Transfer Agent Fees................................        3,000
         Miscellaneous Expenses.............................       31,015
                                                                   ------

         TOTAL..............................................     $200,000 (1)

(1) All expenses, except the SEC and NASD registration fees, are estimated. Does not include the Underwriter's commission of $_______, nonaccountable expense allowance of $_______, and consulting fee of $60,000.

ITEM 26. Recent Sales of Unregistered Securities
------------------------------------------------

     During the last three years, the Registrant sold the following shares of its securities which were not registered under the Securities Act of 1933, as amended.

     (i) In September 1996, the Registrant issued 26,667 shares of its Common Stock to the following individuals as additional consideration for a loan to the Registrant in the amount of $200,000.

     Name                                                Number of Shares
     ----                                                ----------------
John Benedetto                                                 6,667
James Ippolito                                                 3,333
Anaka Prakash                                                  6,667
Larry Pensa                                                    3,333
Isaac Paschalidis                                              6,667

     (ii) In October 1996, the Registrant sold an aggregate of 400,000 shares of its Common Stock to the following individuals for $3.75 per share.

      Name                                               Number of Shares
      ----                                               ----------------

John Benedetto                                                40,000
Brian A. Brewer                                                6,667
James Ippolito                                                20,000
Raymond King                                                   6,667
Jack Ko and Wendy Ko                                          13,333
Anaka Prakash                                                 40,000
Isaac Paschalidis                                             53,333
Larry Pensa                                                   20,000
Francis Sajeski and Barbara Sajeski                            6,667
Jerry Silberman                                                6,667
Rao-Qi Zhang                                                   6,667
George P. Argerakis                                           13,333
Robert Cavallaro                                               6,667
Ding Chu Fuh Chen                                              6,667
Murray Frank                                                   6,667
Donald Gross                                                  13,333
Gloria Ippolito                                               40,000
Chris Meshouris                                                6,667
James Meshouris                                                6,667
Matthew Mulhern and Mary Mulhern                              26,667
Michael Pizite                                                20,000
Bernard Schwartz and Barbara Schwartz                          6,667
George Stripas and Matthew Ianello                             6,666

Kuei-Chi Tsai                                                  6,666
Saul Unter                                                     6,666
Osweld Valenti, Jack Valenti and Barbara Davis                 6,666

     (iii) Between June and September 1997, the Registrant issued an aggregate of 150,000 shares of Common Stock in connection with a bridge loan financing of $750,000 at the rate of one share of Common Stock for each $5.00 of bridge loan. The following individuals received the number of shares set forth opposite their names:

                Names                                     Number of Shares
                -----                                     ----------------

         World Spirit, Inc.                                    50,000
         Francis E. Sajeski                                     5,000
         Anaka Prakash                                         30,000
         James Ippolito                                        20,000
         Saul Unter                                             5,000
         Bernard Schwartz and Barbara Schwartz                  5,000
         Isaac Paschalidis                                     20,000
         John Benedetto                                        15,000

     With respect to the sales made, the Registrant relied on Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"), and/or Regulation D, Rule 506. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of individuals and the transfer thereof was appropriately restricted by the Registrant. All stockholders were accredited investors as that term is defined under Regulation D under the 1933 Act who were capable of analyzing the merits and risks of their investment and who acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27. Exhibits.
------------------

     Exhibit No.                  Title
     -----------                  -----


        1.05          Form of Underwriting Agreement(3)

        1.06          Form of Underwriter's Warrant Agreement(3)

        1.07          Form of Warrant Agreement(3)

        1.08          Financial Advisory and Investment Banking Agreement(3)

        1.09          Form of Amended Underwriting Agreement

        1.10          Form of Amended Financial Advisory and Investment Banking
                      Agreement

        2.01          Restated Articles of Incorporation of the Registrant

        2.02          Bylaws of the Registrant

        5.05 Opinion of Gary A. Agron, regarding legality of the Common Stock and Warrants (includes Consent) (3)

       10.01          1995 Incentive Stock Option Plan (1)

       10.02          Capitalized Lease Agreement (1)

       10.12          Divestiture Agreement (2)

       10.13          Selling Agreement with AAWC (2)

       10.14          Warrant Agreement with AAWC (2)

       10.15          Lock-up Agreement (2)

       10.16          Registration Rights Agreement (2)


       10.17          Employment Agreement with Mr. Meyers (3)

       10.18          Bridge Loan Agreement (3)

       23.10          Consent of Angell & Deering (3)

       23.11          Consent of Gary A. Agron (See 5.05, above) (3)

       23.12          Consent of Angell & Derring

       27.01          Financial Data Schedule (3)


---------

(1) Incorporated by reference to the Registrant's Registration Statement on Form SB-2 declared effective by the Commission on February 9, 1995, file number 33-86242.

(2) Incorporated by reference by the Registrant's Registration Statement on Form SB-2 declared effective by the Commission on May 14, 1997, file Number 333-20543.


(3) Previously filed.


ITEM 28. Undertakings.
----------------------

     The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That subject to the terms and conditions of Section 13(a) of the Securities Exchange Act of 1934, it will file with the Securities and Exchange Commission such supplementary and periodic information, documents and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

     (c) That any post-effective amendment filed will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendment is filed.

     (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (e) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (g) To provide to the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.


     (h) For determining any liability under the Securities Act, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by it under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (i) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fresno, California, on February 4, 1998


                                      PROTOSOURCE CORPORATION



                                      By: /s/ Raymond J. Meyers
                                         ---------------------------------------
                                         Raymond J. Meyers
                                         Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on the dates indicated.

         Signature                     Title                       Date
         ---------                     -----                       ----


/s/ Raymond J. Meyers          Chief Executive Officer         February 4, 1998
--------------------------
Raymond J. Meyers              Chief Financial Officer,
                               (Principal Accounting Officer),
                               and Director


/s/ David A. Appell            Director                        February 4, 1998
--------------------------
David A. Appell

/s/ Dickon Pownall-Gray        Director                        February 4, 1998
--------------------------
Dickon Pownall-Gray

                                  EXHIBIT INDEX


     Exhibit No.                      Title
     -----------                      -----


        1.09         Form of Amended Underwriting Agreement

        1.10         Form of Amended Financial Advisory and Investment Banking
                     Agreement

        1.11         Form of Amended Underwriter's Warrant Agreement

        2.01         Restated Articles of Incorporation of the Registrant

        2.02         Bylaws of the Registrant

       23.12         Consent of Angell & Deering